EXHIBIT 10.1

                                  AGREEMENT


This AGREEMENT ("AGREEMENT"), dated as of August 7, 1996, is entered into by and among CLUB CORPORATION INTERNATIONAL, a Nevada corporation ("PARENT"), FIRST FEDERAL FINANCIAL CORPORATION, a Texas corporation ("FFFC"), FRANKLIN FEDERAL BANCORP, A Federal Savings Bank (the "BANK"), and NORWEST CORPORATION, a Delaware corporation ("BUYER"). The Bank, FFFC and Parent are collectively referred to herein as "Sellers" and sometimes individually as a "Seller."

                              R E C I T A L S :

A.          Parent  owns  all  of  the  capital  stock  of  FFFC.

B.      FFFC owns all of the issued and outstanding capital stock of the Bank.

C. The FDIC holds warrants entitling it to purchase 20 percent of the shares of capital stock of the Bank.

D. Buyer desires to acquire certain of the assets, properties, and business of the Bank and assume certain liabilities of the Bank related to such assets, all of which assets and liabilities, taken together, constitute substantially as an entirety a going concern, pursuant to and in accordance with the terms and conditions of this Agreement, and Sellers desire to cause the Bank to sell and transfer to a wholly-owned bank or thrift subsidiary owned or to be acquired or formed by Buyer (the "Purchaser") certain of the assets, properties, and business of the Bank, pursuant to and in accordance with the terms and conditions of this Agreement (such asset purchase and liability assumption pursuant to the terms of this Agreement being referred to as the "Purchase and Assumption").

In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                 ARTICLE  1.
                                 DEFINITIONS

1.1 Definitions. As used in this Agreement, the following definitions shall apply:

"ACDC"  means  Austin  Community  Development  Corporation.

"AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under common control with, the subject entity through the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by contract, or otherwise. Without limiting the foregoing, the ownership, direct or indirect, of a 25 percent interest in such entity shall be deemed to be control.

"AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including any consolidated, unitary, or combined group of companies.

"AGREEMENT" means this Agreement by and among Sellers and Buyer, as amended or supplemented, together with all Exhibits and Schedules, incorporated by reference or referred to herein.

"APPLICABLE LAW" means any domestic, federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement of any Governmental Entity applicable to Buyer, Purchaser, Sellers, or the Subsidiaries.

"ASSISTANCE AGREEMENT" means that certain Assistance Agreement dated September 30, 1988, by and among the Federal Savings and Loan Insurance Corporation, on the one hand, and First Federal Financial Corporation, Club Corporation International and Franklin Federal Bancorp, A Federal Savings Bank, on the other hand.

"ASSUMED LIABILITIES" means (i) all deposits, short-term FHLB advances, securities sold under agreement to repurchase, treasury tax and loan notes, interest payable (other than interest payable to affiliates), capital lease liabilities related to capitalized leases included in the Purchased Assets, deferred fee income, unearned fee income, accrued rent escalation expense, accrued step lease reserves, long-term lease reserves, reserves for obsolete and missing fixed assets, net FAS 91 deferred expense, and other liabilities of the Bank that the Purchaser agrees to assume, (ii) the liabilities and obligations of the Bank that accrue on or after the Closing Date under all Contracts included in the Purchased Assets and under all letters of credit and federal funds back-up lines of credit, and other credit commitments (other than commitments to repurchase loans) outstanding on the Closing Date, (iii) except for losses from the sale of Investment Segment Assets, all liabilities and obligations of the Bank for non-credit operating losses, fee income reversals and related liabilities based on acts or omissions occurring prior to the Closing Date, but only to the extent all liabilities and obligations described in this clause do not exceed $250,000 in the aggregate, (iv) liabilities associated with the Bank's enhanced severance plan described on
Schedule    1.1(a), (v)  liabilities associated with (A)  the SAIF Assessment,
(B) the BISYS Contract, and (C) the Franklin Plaza Lease, and (vi) the liabilities as of the Closing Date reflected in the categories of Assumed
Liabilities  as  set  forth  in  the  Assumed Liabilities Schedule attached as
Schedule 1.1. The Assumed Liabilities outstanding as of the Closing Date shall be recorded on the Final Adjustment Schedule.

"ASSUMPTION AGREEMENT" means the assumption agreement in substantially the form of Exhibit A.

"ATM" means all automated teller machines owned and currently being used by the Bank.

"BANK REGULATOR" means one or more of the following, as applicable: the OTS, the FDIC, the Federal Reserve Board, and the Office of the Comptroller of the Currency.

"BILL  OF SALE" means the bill of sale in substantially the form of Exhibit B.

"BISYS CONTRACT" means those certain Services Agreements (i) by and between Franklin Federal Bancorp, A Federal Savings Bank and Automatic Data Processing, Inc. and its wholly-owned subsidiary ADP-BIS, Inc., dated June 30, 1989, including an Addendum thereto, dated July 1, 1993, by and between BISYS, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, and a Second Addendum thereto, dated May 2, 1994, between BISYS, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, and (ii) by and between BISYS Document Processing, Inc. and Franklin Federal Bancorp, A Federal Savings Bank dated as of September 1, 1993, as amended by a First Addendum dated April 26, 1996
and  a  Second  Addendum  dated  June    3,  1996.

"BRANCHES" mean each of the branches, loan production offices, other banking offices, and ATMs of the Bank, all of which are listed on Schedule 1.1(b).

"BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day on which banks in the states of Texas or Minnesota are generally closed for regular banking business.

"CLOSING" means the consummation of the transactions contemplated by this Agreement.

"CLOSING  DATE"  means  the  date  and  time  of  the  Closing.

"CLOSING  STATEMENT"  has  the  meaning  given  it  in  Section  2.3.

"CODE"  means  the  Internal  Revenue  Code  of  1986,  as  amended.

"CONTRACT" or "CONTRACTS" means any rights and interests arising under or in connection with any agreement, arrangement, bond, commitment, franchise, guarantee, indemnity, indenture, instrument, lease, license, or understanding, whether written or oral, that will be included in the Purchased Assets.

"DEPOSITS" mean all of the Bank's deposits as defined in Section  3(1)  of the
Federal  Deposit  Insurance  Act,  as  amended  (12    USC  Section  1831(1)).

"DPC PROPERTY" means any voting securities, other personal property or real property acquired by the Bank by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than the applicable statutory holding period and recorded in the Bank's business records as such.

"EMPLOYEE BENEFIT PLANS" mean all employee benefit plans (as defined in Section 3(3) of ERISA) maintained or contributed to by the Bank and in which the Employees participate, all of which are listed on Schedule 1.1(a).

"EMPLOYEE PROGRAMS" mean all of the Bank's payroll practices, personnel policies, contracts, plans, and arrangements, if any, providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, vacation pay, or other benefits in which any Employees or their dependents participate, and all employment, severance, or other agreements with any director of the Bank or any Employee, all of which are listed on
Schedule    1.1(a).

"EMPLOYEES" mean employees of the Bank (including any such employees on leave or disability who return to work within three months after the initial date of leave or disability).

"ENCUMBRANCE" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction, or encumbrance of any kind or nature whatsoever.

"ENHANCED SEVERANCE PLAN" means that certain severance plan adopted by Franklin Federal Bancorp, A Federal Savings Bank as of February 23, 1996, for the purpose of providing severance benefits to the Bank's Employees in the event of a sale of the Bank, all as more fully described in Schedule 1.1(a).

"ENVIRONMENTAL LAW" means the Federal Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response,
Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Safe Drinking Water Act, and the Toxic Substances Control Act, each as amended to the date hereof or any regulations thereunder, or any other Applicable Law relating to (a) the discharge, spill, disposal, emission, or other release of any Hazardous Substance; (b) any injury to or death of individuals or damage to or loss of property caused by or resulting from the presence of Hazardous Substances; or (c) the generation, storage, handling, location, disposal or arranging for disposal of Hazardous Substances.

"EQUITY INTERESTS" mean capital stock, partnership interests (limited or general), joint venture interests, or other equity interests or any securities or other equity interests convertible into or exchangeable for any of the foregoing or any other rights, warrants, or options to acquire or vote any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"EXCLUDED ASSETS" means collectively: (i) any rights, claims, refunds, credits, or overpayments with respect to (A) the Termination Agreement or (B) any Taxes paid or incurred by the Bank and its Affiliates, or any related interest received from the relevant taxing authority for periods ending prior to the Closing Date, and the appropriately prorated portion thereof for periods commencing prior to the Closing Date and ending on or after the Closing Date; (ii) the rights of the Sellers under this Agreement and the Related Documents, including, but not limited to, the right to receive the Purchase Price; (iii) any tax sharing agreement between the Bank on the one hand and Parent or FFFC or the Excluded Subsidiaries on the other hand and any other Contract (except depository contracts between the Bank and Sellers and the Excluded Subsidiaries) between the Bank on the one hand and Sellers and the Subsidiaries on the other hand and any claims of the Bank thereunder; (iv)
 the  Excluded  Subsidiaries;  (v)    the  assets and liabilities reflected on
Schedule 1.1(c); (vi) the Bank's charter, non-transferable franchises, licenses, permits, authorizations and memberships, corporate seals, minute books, stock books, and other corporate records having to do with the corporate organization and capitalization of the Bank and all income tax records of the Bank; provided, however, that copies of such corporate and tax reports shall be provided to Buyer at Buyer's reasonable request and expense for a period of four years after the Closing Date; (vii) the Bank's books of accounts; provided, however, that copies of such books of accounts for calendar years 1991, 1992, 1993, 1994, 1995, and 1996 shall be provided to Buyer at Buyer's request; (viii) the Contracts and unrecorded assets listed on Schedule 1.1(d); (ix) all corporate records of the Bank with respect to the Excluded Assets set forth in clauses (i) through (ix) hereof; and (x) the Investment Segment Assets.

"EXCLUDED  CONTRACTS"  means  the  Contracts  listed  on  Schedule    1.1(d).

"EXCLUDED SUBSIDIARIES" means FFB Mortgage Capital Corporation, FFB Realty Corp, Franklin Securities Corporation, and any other Subsidiary of the Bank.

"FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

"FDIC"  means  the  Federal  Deposit  Insurance  Corporation.

"FHLB"  means  the  Federal  Home  Loan  Bank  of  Dallas.

"FILINGS" mean all reports, returns, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed by the Bank with (a) the OTS, including, but not limited to, thrift financial reports, annual reports and proxy statements, but excluding reports made under any Regulatory Agreement, (b) the FDIC, other than those relating to the Assistance Agreement or the Termination Agreement,
and  (c)    any  other  applicable  Governmental  Entity,  including  taxing authorities, except where the failure to file such reports, returns, registrations, and statements has not had and is not reasonably expected to have a material adverse effect on the Bank taken as a whole.

"FINAL  ADJUSTMENT  SCHEDULE"  has  the  meaning  given  it  in  Section  2.3.

"FINAL  TERMINATION  DATE"  means  March    31,  1997.

"FINANCIAL  STATEMENTS"  mean  the  financial  statements  of the Bank and the
Subsidiaries  described  in  Section    4.5.

"FRANKLIN PLAZA LEASE" means that certain Lease Agreement dated as of October 26, 1989, by and between ZML-Franklin Plaza Limited Partnership and Franklin Federal Bancorp, A Federal Savings Bank and as more particularly described on
Schedule  1.1(e).

"GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

"GOVERNMENTAL ENTITY" means any court, administrative agency or commission, or other governmental authority or instrumentality, including, without limitation, each Bank Regulator and the SEC.

"HAZARDOUS  SUBSTANCES"  mean  (a)    "hazardous  substances,"  "hazardous
materials," "hazardous wastes," or "toxic substances" as defined by, or any other substance regulated under, any applicable Environmental Law; (b) oil, petroleum or petroleum-derived substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any other materials or pollutants which pose a hazard; and (d) asbestos-containing materials or polychlorinated biphenyls in excess of 50 parts per million.

"INTELLECTUAL PROPERTY" means all Marks used in connection with the conduct of business in the ordinary course at any Branch or Operating Site and listed on
Schedule    1.1(f).

"INTEREST  RATE"  has  the  meaning  given  it  in  Section  2.3.

"INTERIM  ADJUSTMENT  SCHEDULE  has  the  meaning  given  it  in  Section 2.3.

"IRS"  means  the  Internal  Revenue  Service.

"INVESTMENT SEGMENT ASSETS" mean the fixed-rate securities of the Bank that are not intended to be Purchased Assets and as more particularly described on
Schedule    1.1(g).

"KPMG"  has  the  meaning  given  it  in  Section  2.3.

"LEASE" means any of the real estate leases, or a sublease of the Bank's interest thereunder, for a Branch or any Operating Site.

"LOANS" mean loans originated by the Bank or purchased by the Bank, including loan commitments and the unfunded portion of existing commitments.

"LOSS" means any actual cost, expense, or liability, including, but not limited to, penalties, fines, damages, legal and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that are imposed upon or otherwise incurred or suffered by the relevant party.

"MARK" means any brand name, copyright, patent, service mark, trademark, trade name, state or federal common law usages, and all registrations or applications for registration of any of the foregoing.

"MATERIAL CONTRACTS" mean all Contracts or offers that would become binding upon acceptance by a third party (a) that obligate the Bank to pay or forego receipt of an amount of $25,000 or more in any 12-month period, other than (i)
 any Branch Deposit or (ii)  any Loan made in the ordinary course of business;
(b) that bind the Bank and contain a covenant by the Bank not to compete; (c) that bind the Bank or any of its properties and contain a right of first refusal in favor of a third party; (d)  that relate to Technology Systems; (e)
 that grant a power of attorney or similar authorization to act on behalf of the Bank to any Person; (f) any agreement or commitment with respect to the Community Reinvestment Act or similar law with any state or Federal regulatory authority or any other party; or (g) that are otherwise material to the Bank.
 All  Material Contracts as of the date hereof are listed on Schedule  1.1(h).

"MORTGAGE" means, with respect to a Mortgage Loan, a mortgage, deed of trust, or other security instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement, or modification of any thereof.

"MORTGAGE  LOAN"  means  any  interest  in  a  Loan  secured  by  a  Mortgage.

"MORTGAGE NOTE" means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement, or modification thereof.

"NET  ASSET  VALUE"  has  the  meaning  given  it  in  Section  2.3.

"NON-COMPETITION  AGREEMENT"  means  the  agreement  between the Bank, Parent,
FFFC,  Purchaser,  and  Buyer  in  substantially  the  form  of  Exhibit    C.

"OPERATING SITES" mean the headquarters building, warehouse and other non-Branch offices of the Bank, all of which are listed on Schedule 1.1(i).

"OTS"  means  the  Office  of  Thrift  Supervision.

"PERMITTED  ENCUMBRANCES"  mean  all  Encumbrances  that  are:

(a) disclosed in any title reports, opinions, or insurance binders delivered or made available to Buyer prior to the execution of this Agreement;

(b) for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and fully accrued or adequately provided for;
(c) representing mechanics', materialmen's, carriers', warehousemen's, landlords', and other similar or statutory liens arising in the ordinary course of business and fully accrued or adequately provided for; or

(d) rights of parties lawfully in possession and any other defect, exception to title, or easement or claim of easement which in all cases does not materially impair the use, operation or value of the property to which it relates.

"PERSON" means any individual, corporation, company, partnership (limited or general), joint venture, association, limited liability company, trust, or other entity.

"PRE-SALE  CONVERSION  ACTIVITY"  has  the  meaning given it in Section 11.12.

"PURCHASE AND ASSUMPTION PURCHASE PRICE" OR "PURCHASE PRICE" means the purchase price set forth in Section 2.3.

"PURCHASED ASSETS" means all of the assets, properties, rights, and business of the Bank of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of the Bank, other than the Excluded Assets. Such assets and property shall include, without limitation, all right, title, and interest of the Bank in all lands, branches, offices, buildings (together with improvements, appurtenances, licenses, and permits), motor vehicles, equipment, furniture and fixtures, supplies, stationery, cash, loans, the allowance for loan losses , accrued interest, securities, certificates of deposit, accounts receivable, cash management accounts, servicing rights, leases of real and personal property, prepaid expenses, deposits, licenses and permits, agreements and contracts (except Excluded Contracts), claims against third parties (including warranty claims relating to goods, equipment or real property sold to the
Bank), authorizations and approvals of any third party, the right to receive mail, payments on loans and accounts receivable and other communications, prepaid FDIC insurance and assessments and other prepaid expenses incurred in the ordinary course of business and not related to the Excluded Assets, computer software used in connection with personal computers (the "Software"), other files and business records, advertising materials, customer application forms, the right to use the Bank's ABA transit numbers and other intangible properties and rights to, refunds and prepayments under Contracts, Marks, but shall not include the Excluded Assets. The Purchased Assets shall include, without limitation, the assets included in the categories of assets shown on the list of assets attached as Schedule 1.1(j) (the "Asset List") and owned by the Bank on the day before the Closing Date.

"REAL PROPERTY" means all real property of the Bank, including fee, leasehold, and other interests in real property (including real property that is DPC Property, but excluding any interest in real property held solely as a trustee or beneficiary under a deed of trust or mortgagee under a mortgage).

"REALTY  CORP"  means  FFB  Realty  Corp.

"RECORDS" mean all records and original documents which pertain to and are utilized by the Bank to administer, reflect, monitor, evidence, or record information respecting the business or conduct of the Bank, including all such records maintained on electronic or magnetic media in the Technology Systems.

"REGULATORY AGREEMENT" means, with respect to the Bank, any cease-and-desist or other order issued by, or any written agreement, consent agreement, or memorandum of understanding with, or any order or directive by, or any extraordinary supervisory letter from, or any board resolutions adopted at the request of any Bank Regulator or other Governmental Entity that restricts the conduct of the Bank's business or that in any manner relates to its capital adequacy, its credit policies, its management or its business.

"RELATED DOCUMENTS" means the Bill of Sale, Non-Competition Agreement, and the Assumption Agreement.

"REQUISITE REGULATORY APPROVALS" mean all approvals or consents of or filings with any Governmental Entity required in order to consummate the transactions contemplated by this Agreement, all of which are listed in Schedule 1.1(k).

"RETAINED LIABILITIES" means all obligations and liabilities of the Bank, whether actual or contingent, or known or unknown, not consisting of Assumed Liabilities, including all obligations and liabilities that arise on or after the Closing Date based on an Act or omission occurring before the Closing (except to the extent specifically constituting an Assumed Liability).

"SAIF ASSESSMENT" means the one-time Savings Association Insurance Fund assessment as and if imposed on Bank.

"SEC"  means  the  United  States  Securities  and  Exchange  Commission.

"SOFTWARE" means all computer programs, software, firmware, and related documentation used in the operation of the Technology Systems.

"SUBSIDIARY" means any Person, more than 10 percent of the voting power or equity interests of which are owned directly or indirectly by the Bank, all of
which  are  listed  on  Schedule    1.1(l).

"TAXES" means all federal, provincial, territorial, state, municipal, local, foreign, or other taxes, imposts, rates, levies, assessments, and other charges including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines, or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

"TAX RETURN" means any return, report, information statements, Schedule or other document (including any related or supporting information) with respect to Taxes, including any document required to be retained or provided to any
Governmental  Entity  pursuant  to  31    USC        5311-5328 and regulations
promulgated  thereunder.

"TECHNOLOGY SYSTEMS" mean all electronic data processing, communications, telecommunications, disaster recovery services, and other computer systems which are material to the operation of the Branches and the Operating Sites, and to the servicing of the Loans including (a) any computer hardware and Software owned, leased, or licensed by the Bank that is used in the operation of the Technology Systems, and (b) any Contracts pursuant to which the Bank is granted rights which are used in the operation of the Technology Systems, including Software licenses and similar agreements.

"TERMINATION AGREEMENT" means that certain Termination Agreement dated as of December 31, 1995 by and among the Federal Deposit Insurance Corporation as manager of the FSLIC Resolution Fund, on the one hand, and Club Corporation International, First Federal Financial Corporation and Franklin Federal Bancorp, A Federal Savings Bank, on the other hand, and as more particularly
described  on  Schedule    1.1(m).

1.2          Construction  and  Interpretation.

(a) When used to modify a statement with respect to the Bank or Sellers, "material," "materially," "material adverse effect," or similar phrases refer to matters which are material to the business, condition (financial or otherwise), or operations of the Bank; provided, however, that such terms shall not include (i) changes in Applicable Law, GAAP, or regulatory accounting principles, or thrift laws or regulations, or interpretations thereof, that affect the thrift industry generally or changes in the general level of interest rates unless such change affects the Bank (and, specifically, the Purchased Assets and Assumed Liabilities) to a materially greater extent than thrift institutions generally, (ii) any assessment imposed on the Bank in connection with the recapitalization of the Savings
Association Insurance Fund of the FDIC; or (iii) the write-off of any goodwill on the books of the Bank as a result of the execution and delivery of this Agreement.

(b) Any reference to the "ordinary course of business" shall refer to the ordinary course of the business of the Bank and the Subsidiaries prior to
March    31,  1996.


                                  ARTICLE 2.
                           PURCHASE AND ASSUMPTION

2.1 Assets to Be Sold. Subject to the terms and conditions of this Agreement, at the Closing, the Bank will sell to Purchaser, and Purchaser will purchase from the Bank the Purchased Assets. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by the Bank to the Purchaser at the Closing of (i) the duly executed Bill of Sale, (ii) good and sufficient warranty deeds, in recordable or registrable form, with respect to all Real Property owned by the Bank and included among the Purchased Assets, (iii) assignments of mortgages or deeds of trust, security agreements and security interests and assignments of notes, in recordable form, if applicable, relating to the Purchased Assets, and (iv) such other instruments of conveyance and transfer as the Purchaser shall reasonably request.

2.2 Assumed Liabilities. On the Closing Date, Purchaser shall not assume the obligations and liabilities of the Bank, except that it agrees to assume as of the Closing Date the Assumed Liabilities. Such assumption shall be effected by delivery by the Purchaser to the Bank at the Closing of (i) the duly executed Assumption Agreement, and (ii) such other instruments and supporting documents as Sellers, the Bank or any applicable third party may reasonably request. The Purchaser shall not assume or be liable for the Retained Liabilities.

2.3          Purchase  and  Assumption  Price.
(a) The purchase price ("Purchase Price") shall be delivered to the Bank at the Closing by wire transfer to an account designated by Sellers in an amount in cash equal to the sum of (A) the value of all Purchased Assets reflected on the Closing Statement plus (B) $45,500,000 less (C) the amount of all Assumed Liabilities reflected on the Closing Statement (prepared as described in paragraph (f) below); provided, however, for purposes of this
Section 2.3, the liabilities associated with the Enhanced Severance Plan, the Franklin Plaza Lease, the BISYS Contract, and the SAIF Assessment shall not be included in the calculation of Assumed Liabilities.

(b) Not later than 30 calendar days after the Closing Date, the Purchaser shall prepare or cause to be prepared, in the manner described in paragraph
(e) below, and shall deliver to the Bank an Interim Adjustment Schedule ("Interim Adjustment Schedule"). Not later than 90 days after the Closing Date, the Purchaser shall prepare in the same manner and shall deliver to the Bank a revised Interim Adjustment Schedule (the "Final Adjustment Schedule"). The Bank and its representatives shall have full access to the accounting records from which the Interim Adjustment Schedule and the Final Adjustment Schedule were prepared.

(c) Subject to Section 2.3(d), the Bank shall pay to the Purchaser the Adjustment Amount (as defined below) if such amount is a negative number, and the Purchaser shall pay to the Bank the Adjustment Amount if such amount is a positive number, in either event promptly after its determination, by wire transfer of immediately available funds equal to the excess, together with interest thereon for each day after the Closing Date to the date of such payment at four (4) percent per annum (the "Interest Rate"), to an account to be designated in writing by the Purchaser or the Bank, as the case may be. "Adjustment Amount" means a positive or negative number equal to (i) the amount of all Purchased Assets minus the amount of all Assumed Liabilities (the "Net Asset Value") as reflected on the Interim Adjustment Schedule or the Final Adjustment Schedule (as modified pursuant to Section 2.3(d), if appropriate), as the case may be, minus (ii) the Net Asset Value reflected on the Closing Statement (in the case of the Interim Adjustment Schedule) or the Interim Adjustment Schedule (in the case of the Final Adjustment Schedule).

(d) If, within 30 calendar days after the delivery of the Final Adjustment Schedule to the Bank pursuant to Section 2.3(b), the Bank determines in good faith that the Net Asset Value reflected therein is inaccurate, the Bank shall give notice to the Purchaser within such 30-day period (i) setting forth the Bank's determination of the Net Asset Value, and (ii) specifying in reasonable detail the Bank's basis for its disagreement with the Purchaser's computation of the Net Asset Value. The failure by the Bank so to express its disagreement within such 30-day period shall constitute acceptance of the Net Asset Value reflected on the Final Adjustment Schedule. If the Bank and the Purchaser are unable to resolve their disagreement within 30 days after receipt by the Purchaser of notice of such disagreement, the items in dispute shall be referred to the Austin and Minneapolis offices of KPMG Peat Marwick ("KPMG") for a joint determination (or if KPMG is not available, another Big Six Accounting Firm acceptable to Purchaser and Sellers). KPMG shall make a determination (which shall not constitute an audit or valuation with respect to the Final Adjustment Schedule or any item thereon) as to each of the items in dispute, which determination shall be (A) in writing, (B) furnished to each of the Bank and the Purchaser as promptly as practicable after the items in dispute have been referred to KPMG, and (C) final, conclusive, and binding upon each of the parties hereto. The Final Adjustment Schedule shall thereupon be modified in accordance with KPMG's determination. The fees and expenses of KPMG shall be shared equally by Sellers and Buyer. Within three
(3) Business Days after either (i) the expiration of the 30-day period referred to in this Section 2.3(d) if the Bank does not within such period give the notice of disagreement provided for above, or (ii) the date on which KPMG furnished to the Bank and the Purchaser such firm's written determination, the appropriate party shall make payment in accordance with
Section  2.3(c)  hereof.

(e) The Interim Adjustment Schedule and the Final Adjustment Schedule shall be prepared by the Purchaser after consulting with the Bank and shall reflect the Purchased Assets and the Assumed Liabilities that would be reflected as of the Closing Date on a balance sheet of the Bank prepared in a manner consistent with the financial statements as of March 31, 1996.

(f) The Closing Statement shall be prepared by the Bank in the same manner as the Interim Adjustment Schedule but as of a date no more than five (5) Business Days prior to Closing and as if the Closing had occurred on such earlier date. The Closing Statement shall be delivered to the Purchaser no less than two (2) Business Days prior to the Closing Date.


                                  ARTICLE 3.
                                 THE CLOSING

3.1          Closing.   The Closing shall take place (a)  at the offices of
Buyer, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, within fifteen (15) Business Days following the satisfaction or waiver of all of the conditions in Article 7 (other than those designating instruments, opinions, certificates or other documents to be delivered at the Closing) ("Date of Satisfaction of Conditions"), or (b) at such other place and time as the parties hereto shall agree; provided that Buyer may designate, upon written notice given to Sellers after the Date of Satisfaction of Conditions, the date of the Closing Date within said fifteen (15) Business Day Period.

3.2 Delivery by Sellers and the Bank. On the Closing Date, Sellers shall deliver or cause to be delivered the following to Buyer and Purchaser:

(a) copies of resolutions duly adopted by the Board of Directors and shareholders of each Seller authorizing this Agreement and the transactions contemplated hereby, certified as of the Closing Date by the Secretary or Assistant Secretary of such party; and

(b)     the documents required to be delivered by Sellers pursuant to Section
7.2  and  such  other  documentation  as  may  be  required by this Agreement.

3.3 Deliveries by Buyer and Purchaser. On the Closing Date, Buyer and Purchaser shall deliver or cause to be delivered the following to Sellers:

(a) copies of resolutions duly adopted by the Board of Directors and (if applicable) shareholders of Buyer and Purchaser authorizing this Agreement and the transactions contemplated hereby, certified as of the Closing Date by a Secretary or Assistant Secretary of such party;

(b) an amount equal to the Purchase and Assumption Purchase Price by wire transfer in immediately available funds to an account designated in writing to Buyer and Purchaser by the Bank; and

(c) the documents required to be delivered by Buyer and Purchaser pursuant to Section 7.3 and such other documents as may be required by this Agreement.


                                  ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF SELLERS

Parent, FFFC, and the Bank individually, and not for or on behalf of each other, make the following representations and warranties to Buyer, with each representation and warranty being made by Parent, FFFC, or the Bank as the context and substance of the particular representation and warranty indicates:

4.1          Organization  and  Related  Matters.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. FFFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. All of the Bank Stock is owned by FFFC, beneficially and of record, free and clear of all Encumbrances, other than net worth maintenance and similar obligations to Bank Regulators, and, other than the warrants held by the FDIC, there are no other outstanding Equity Interests of the Bank.

(b) The Bank is a federal savings bank duly organized, validly existing and in good standing under the provisions of the Home Owners' Loan Act, as amended (12 USC 1461), and is a member in good standing of the Federal Home Loan Bank System through the FHLB. The Branch Deposits are insured to applicable limits by the Savings Association Insurance Fund of the FDIC. The Bank has the corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.

(c) Except for the Subsidiaries and as set forth on Schedule 4.1, neither the Bank nor any Subsidiary has a direct or indirect Equity Interest in any Person, other than DPC Property.

(d) Other than the warrants held by the FDIC, the Bank is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any Equity Interests of the Bank or to sell or otherwise transfer any significant portion of their assets, except the transactions contemplated by this Agreement and there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, or preemptive or other rights requiring the Bank to sell, dispose of, purchase, redeem, or otherwise acquire the capital stock of the Bank.

4.2          Authority;  No  Violation.

(a) Each Seller has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby. Except for the approval of a majority of the outstanding shares of Parent's common stock, the execution and delivery of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby have been or will be duly and validly approved by all requisite corporate action on the part of Sellers, and, except for a meeting of the shareholders of Parent and corporate actions to be taken in connection with the transfer of the Excluded Subsidiaries, no other corporate proceedings on the part of Sellers or the Bank are necessary to approve this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby. This Agreement and the Related Documents to which it is a party have been or will be duly and validly executed and delivered by Sellers and the Bank and (assuming the due authorization, execution and delivery of this Agreement by Buyer and the Related Documents by Purchaser) constitute a valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity.

(b) Except as set forth on Schedule 4.2(b), neither the execution and delivery of this Agreement by Sellers or the Related Documents to which they are a party nor the consummation by Sellers of the transactions contemplated hereby, nor compliance by Sellers with any of the terms or provisions hereof, will (i) violate any provision of the respective articles of incorporation or charter and By-Laws of Sellers, or (ii) assuming that the Requisite Regulatory Approvals and the consents and approvals referred to in Section
4.3 are duly obtained, (x) violate in any material respect any Applicable Law with respect to the Sellers, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Seller under, any of the terms, conditions or provisions of any Material Contract to which Sellers are a party, or by which Sellers, or any of their respective properties or assets, may be bound or affected, except for (i) such violations which arise from the legal or regulatory status of Buyer or its Affiliates or the businesses in which they are or propose to be engaged, and (ii) such consents and approvals the failure of which to obtain will not, individually or in the aggregate, have a material adverse effect on the Purchased Assets or Assumed Liabilities.

4.3 Consents and Approvals. Except for the Requisite Regulatory Approvals to be obtained by Sellers and Buyer, the consents and approvals to be obtained by Buyer and Purchaser and the matters set forth on Schedule 4.3, no consents or approvals of or filings, notices or registrations with any Governmental Entity or with any Person who is a party to a Material Contract are necessary in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby (including, without limitation, the consummation of the Purchase and Assumption).

4.4          Title  to  Property.

(a) The Bank owns or has the right to use all property used in the operation of their business. The Bank has furnished to Buyer Schedule 4.4(a) that sets forth a description (including the character of the interest of the Bank) of all Real Property. Except as set forth on Schedule 4.4(a), the Bank has good and indefeasable title to all Real Property owned in fee and all material items of personal property reflected as owned on its books, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

(b) All furniture, fixtures, and equipment of the Bank that are material to the business, financial condition, results of operations, or prospects of the Bank, are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Bank as presently conducted. Except as set forth in Schedule 4.4(a), (i) the Bank has not entered into any Contract containing a material obligation to improve any Real Property, (ii) to Seller's knowledge, each Lease and other Contract under which the Bank is a lessee or holds or operates any material property (real, personal, or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of the Bank and, to Sellers' knowledge, each other party thereto; (iii) the Bank and, to Sellers' knowledge, each other party to any such Lease or other Contract have performed in all material respects all the obligations required to be performed by them to date under such Lease or other Contract and are not in default in any material respect under any such Lease or other Contract and, to Sellers' knowledge, there is no pending or threatened proceeding that would interfere with the quiet enjoyment of such leasehold or such material property by the Bank; and (iv) to Sellers' knowledge and except as would not reasonably be expected to have a material adverse effect on the Bank, (1) no Hazardous Substances have been generated, used, handled, transported, treated, stored, released, or disposed by the Bank or its agents in material violation of any Environmental Law; (2) neither the Real Property nor any real property the Bank operates or owns or formerly operated or owned (including as a beneficial owner or in a fiduciary capacity) has been the site of a release of any Hazardous Substance that has required or would reasonably be expected to require removal, remediation, or restoration under any Environmental Law, (3) the Bank has not received any notice of violation of or liability under any Environmental Law, and (4) no underground storage tanks exist on or in any Real Property.

(c)     Sellers have provided Buyer access to copies of all Leases included on
Schedule    4.4(a) and all appraisals and title insurance policies relating to
Real  Property.

4.5 Financial Statements. Sellers have previously delivered or made available to Buyer: (a) the audited consolidated statement of financial condition of the Bank and the Subsidiaries as of December 31, 1995 and related audited consolidated statements of operations and cash flows for the year ended on such date, including in each case the related notes and Schedules thereto, together with the related opinion of KPMG, independent certified public accountants to the Bank; and (b) the unaudited consolidated statement of financial condition of the Bank and the Subsidiaries as of March 31, 1996 and June 30, 1996. The Financial Statements referred to in clause
(a) above (including the related notes and Schedules thereto), subject to qualifications, if any, noted in the accompanying opinion, have been prepared in accordance with GAAP or applicable regulatory accounting principles consistently applied during the periods involved and fairly present the consolidated financial condition, consolidated results of operations and consolidated changes in financial position of the Bank and the Subsidiaries as of the date thereof and for the periods covered thereby. Except for changes in the financial accounting standards as set forth in Schedule 4.5, the Financial Statements referred to in clause (b) above have been prepared on a consolidated basis in accordance with GAAP or applicable regulatory accounting principles applied on a basis consistent with those at December 31, 1995, except for the omission of normal recurring year-end audit adjustments (if any) and notes thereto and fairly present the consolidated financial condition of the Bank and the Subsidiaries as of the date thereof.

4.6 Material Contracts. Except as set forth on Schedules 1.1(h) or 4.4(a), (a) each Material Contract is a valid and binding obligation of the Bank; (b) the Bank has duly performed all material obligations under the Material Contracts to be performed by it to the extent that such obligations to perform have accrued; and (c) to Sellers' knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party under any Material Contract. True copies of all Material Contracts, including all amendments and supplements thereto, have been made available to Buyer.

4.7      Legal or Other Proceedings.  Except as set forth in Schedule  4.7, as of the date of this Agreement, the Bank is not a party to any, and there are no pending or, to Sellers' knowledge, threatened, legal, administrative, arbitral, or other proceedings, claims, actions, or governmental or regulatory investigations of any nature against or affecting the Bank or any of its properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement and there is no injunction, order, judgment, or decree imposing ongoing obligations upon the Bank or the properties or assets of the Bank. Except for customary ongoing quality control reviews or as set forth in Schedule 4.7, no audit, investigation, complaint, or inquiry of the Bank by any Agency or Insurer is pending or, to the knowledge of Sellers, threatened.

4.8     Undisclosed Liabilities.  Sellers have furnished to Buyer Schedule
4.8 which sets forth all liabilities of the Bank or any of the Subsidiaries that are material to the Bank and the Subsidiaries taken as a whole, contingent or otherwise, that are not reflected or reserved against in the Financial Statements dated as of March 31, 1996, except for liabilities incurred or accrued since March 31, 1996 in the ordinary course of business, none of which, individually or in the aggregate, has had or may reasonably be expected to have a material adverse effect on the Bank and the Subsidiaries taken as a whole.

4.9 Reports and Filings. Since January 1, 1993, the Bank has filed all Filings. The Bank has made (or will make) available to Buyer all Filings filed by the Bank since January 1, 1993, together with copies of any orders or other administrative actions taken in connection with such Filings to the extent permitted to do so by Applicable Law. As of their respective dates, each of such Filings (a) was true and complete in all material respects (or was amended so as to be so following discovery of any discrepancy); (b) complied in all material respects with Applicable Law (or was amended so as to be so following discovery of any such noncompliance); and (c) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Financial Statement contained in any of such Filings that was intended to present the financial position of the Bank fairly presented the financial position of the Bank and was prepared in accordance with GAAP or applicable regulatory accounting principles consistently applied, except as stated therein, required by Applicable Law during the periods involved or as otherwise set forth in Section 4.5.

4.10          Absence of Certain Changes or Events.  Except as set forth on
Schedule 4.10, since March 31, 1996, the Bank has not declared, set aside or paid any dividend or other distribution with respect to, or repurchased any Equity Investments in, the Bank. Except as set forth in Schedule 4.10 or as consented to by Buyer in writing, during the period from March 31, 1996 to the Closing Date, (a) the Bank has not: (i) mortgaged, pledged, or subjected to any Encumbrance or lease any of the Real Property, or permitted or suffered any  such  asset  to  be  subjected to any Encumbrance or lease, except in the ordinary course of business; (ii) other than in the ordinary course of business, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, Employee, or director from the amount in effect as of March 31, 1996, or granted any severance or termination pay, (B) entered into any contract to make or grant any severance or termination pay, or (C) paid any bonus to any such person;
(iii) suffered any strike, work stoppage, slow-down, or other labor disturbance at the Branches or Operating Sites; (iv) amended, canceled or terminated any agreement relating to Technology Systems, Software or Intellectual Property, except in the ordinary course of business; (v) changed its accounting principles, practices or methods except as required by any change in Applicable Law, GAAP or regulatory accounting principles; (vi) engaged in any material sale or purchase of assets, entered into, amended, or terminated any Material Contract, or engaged in any other material transaction other than for fair value in the ordinary course of business; or (vii) incurred any damage, destruction, or loss to any of the assets of the Bank which has had or may be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Bank; and (b) no event has occurred or has failed to occur which has had or is reasonably expected to have, individually or in the aggregate with any other event(s), a material adverse effect on the Bank and the Subsidiaries taken as a whole.

4.11 Taxes and Tax Returns. Except as set forth in Schedule 4.11, there is no audit, examination, deficiency, refund litigation, tax claim, notice of assessment, notice of proposed assessment or any other matter in controversy with respect to any Taxes that is reasonably likely to result in a determination materially adverse to the Purchased Assets or Assumed Liabilities.

4.12 Compliance with Applicable Law. The Bank holds, and has at all times held, all material licenses, franchises, permits, and other authorizations necessary for the lawful ownership and use of its assets and the conduct of its business and has complied with and is not in default in any material respect under any Applicable Law material to the Bank.

4.13 Insurance. All insurance policies and indemnity bonds as of the date of this Agreement providing coverage for the Bank are listed on
Schedule 4.13. As of the date hereof each such insurance policy or bond is in full force and effect, and, as of the date hereof the Bank has not received written notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond.

4.14          Agreements with Regulatory Agencies.  The Bank is not subject to any Regulatory Agreement, nor has the Bank been advised by any Bank Regulator or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Schedule 4.14 lists all Regulatory Agreements to which the Bank has been subject over the last five years.

4.15 Affiliate Transactions. Except as set forth on Schedule 4.15, no Person who is an executive officer, director, or Affiliate of the Bank is an obligor or guarantor on any Loan, a lessor with respect to any Lease, or otherwise has any interest in any asset of, the Bank. Except as set forth on Schedule 4.15, the Bank and the Subsidiaries on a consolidated basis do not have any other liabilities or obligation of any kind to either Seller or any Affiliate, other than the Bank. Except as set forth on Schedule 4.15, there are no intercompany payables owed by or intercompany receivables owed to the Bank on a consolidated basis to or from Sellers or their Affiliates.

4.16         Intellectual  Property.

(a) Schedule 1.1(f) contains a true and complete list of all Intellectual Property owned by the Bank and any licenses or similar agreements pursuant to which the Bank is granted rights with respect to Intellectual Property.

(b) Except as set forth in Schedule 1.1(f), the Bank has the unrestricted right to use the Intellectual Property, free and clear of any claims, by any Person (other than the claims of any licensors under licensing or similar agreements), and the consummation of the transactions contemplated by this Agreement will not alter or impair any such right. No claims have been asserted to either Sellers or the Bank by any Person with respect to the use by the Bank of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or similar agreement with respect thereto, and, to the knowledge of Sellers, there is no basis for any such claim. Except as set forth in Schedule 1.1(f), no Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Bank.

4.17    Loan  Portfolio.

(a) Schedule 4.17 sets forth a description, as of March 31, 1996, of (i) by type and classification, if any, each Loan or Lease by the Bank in excess of $500,000; and (ii) by type and classification, all Loans or Leases of the Bank of $500,000 or more, that have been classified by its bank examiners, auditors (external or internal), or credit administration personnel as "Special Mention," "Substandard," "Doubtful," "Loss," or any comparable classification.

(b) To the Bank's ' knowledge, each Loan owned or held by the Bank complied at the time it was made or, if such Loan was acquired and not originated by the Bank, complied at the time it was originated, and remains in compliance, in all material respects with Applicable Law, including the federal Truth-in-Lending Act and other consumer protection laws, usury, equal credit opportunity, disclosure, and recording laws.

(c) Except in the case of Loans which individually and in the aggregate are not material or for deficiencies which can be cured without the incurrence of unreasonable expenditures in the circumstances, to Sellers' knowledge, each Loan included in the Financial Statements as of March 31, 1996, or acquired since that date (i) is the legal, valid and binding obligation of the obligor thereunder, enforceable in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity, and (B) to the extent Applicable Law requires the holder of the note with respect to the Loan to foreclose against the collateral for such note before seeking recovery on such note, or prohibits a deficiency judgment or other recovery on such note against the mortgagor or the grantor of such security interest or any guarantor of such Loan, (ii) arose in the Bank's ordinary course of business and (iii) is secured by a valid and legally enforceable security interest to the extent reflected in the loan records with respect thereto except (x) as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity, and (y) subject to any requirement of Applicable Law that the holder of the note with respect to the Loan foreclose against the collateral for such note before seeking recovery on such note, or prohibiting a deficiency judgment or other recovery on such note against the mortgagor or the grantor of such security interest or any guarantor of such Loan.

4.18 Minute Books. The copies of the articles of association and bylaws, including amendments, of the Bank which have been delivered or made available to Buyer are true, correct and complete. The minute books of the Bank made available to Buyer are true, correct, and complete, and accurately reflect all material actions duly taken to date by its respective shareholder or owner, board of directors, and committees.

4.19     Employee Benefit Plans and Employment and Labor Contracts.

(a) Sellers have furnished to Buyer Schedule 1.1(b) that sets forth all Employee Benefit Plans and any collective bargaining agreements, labor contracts and Employee Programs in which the Bank participates, or by which it is bound. Except as set forth in Schedule 1.1(b), (i) the Bank is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published authorities thereunder currently in effect with respect to all such Employee Benefit Plans and Employee Programs; (ii) the Bank has performed all of its obligations under all such plans and programs; and (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened against any such Employee Benefit Plans or the assets of such plans, and to the knowledge of Sellers, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans that might have a material adverse effect on such plans. True copies of all of the Employee Benefit Plans and Employee Programs referred to in Schedule 1.1(b), including all amendments and supplements thereto, and all related summary plan descriptions have been made available to Buyer.

(b) The Employee Benefit Plans have been duly authorized by the board of directors of the Bank. Each such plan and associated trust intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and Sellers have no knowledge of any circumstances likely to result in revocation of any such determination letter. No event has occurred that will or could subject any such Employee Benefit Plans to tax under Section 511 of the Code. All costs of any Employee Benefit Plans subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with actuarial assumptions and practices. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each Employee Benefit Plan subject to Title IV of ERISA, there has been no amendment or change to such Employee Benefit Plan that would increase the amount of benefits thereunder. Sellers have made (or will make) available to Buyer for each of the Employee Benefit Plans, to the extent applicable, (i) a copy of the Form 5500 which was filed in each of the most recent three plan years, including, without limitation, all Schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each Employee Benefit Plan for the most recently ended plan year. The documents referred to in subdivisions
(iii) and (iv) fairly present the financial condition of each of said Employee Benefit Plans as at such dates and the results of operations of each of said plans, all in accordance with GAAP or applicable regulatory accounting principles applied on a consistent basis.

(c)       Neither the Bank nor any entity with which the Bank has been treated
as  a  single  employer  under  Section    4001(b)    of  ERISA  sponsors  or
participates, or has sponsored or participated, in any Employee Benefit Plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such Employee Benefit Plan.

(d) To the Bank's knowledge, all group health plans of the Bank (within the meaning of Section 5000(b)(1) of the Code) have been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 through 609 of ERISA, to the extent such requirements are applicable.

(e) To the Bank's knowledge, there have been no acts or omissions by the Bank that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c), 502(i), 502(1), or 4071 of ERISA or
Chapter    43  of  the  Code  which  would  be  material  to  the  Bank.

(f) Schedule 1.1(b) sets forth the name of each director, officer, or employee of the Bank entitled to receive any benefit or any payment of any amount (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) under any existing employment agreement, severance plan, or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan, or other benefit plan.

4.20 Investments. The Bank has furnished to Buyer Schedule 4.20 that, except for investments that have matured or been sold, sets forth all of the investments reflected in the consolidated balance sheet of the Bank that are Purchased Assets, contained in the Financial Statements dated March 31, 1996, and all of the investments made since March 31, 1996 to the date hereof. Except as set forth in Schedule 4.20, (i) all such investments are legal investments under Applicable Law for federal savings associations, and
(ii) none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of the Bank holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act of 1933, as amended, or state securities laws.

4.21 Broker's or Finder's Fees. Except for the fees of Service Asset Management Company, to be paid by Bank, no agent, broker, investment, or commercial banker, or other Person acting on behalf of either Seller, will have any claims against Buyer, the Bank or Purchaser for any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.

4.22 Bank Accounts. Schedule 4.22 sets forth an accurate list of each bank, trust company, savings association, or other financial institution with which the Bank has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto.

4.23 Deposits. Except as set forth in Schedule 4.23, none of the Bank's Branch Deposits is a Brokered Deposit. Except as set forth in Schedule 4.23, no portion of the Branch Deposits represents a deposit by any Affiliate of the Bank. "Brokered Deposits" shall mean all deposits of the Bank for which the Bank has paid a commission or an interest rate substantially above that paid by the Bank to the general depositors of the Bank at the time of issuance of the deposit.

4.24 Assets and Services. To the Bank's best knowledge, except for the Excluded Contracts and except for the Contracts listed on Schedule 4.2(b) and terminated as a result of the Purchase and Assumption, and subject to the receipt of the consents and approvals listed on Schedule 4.3, there is no service provided by a third party that was material to the conduct of the business of the Bank as of March 31, 1996 that will not be available to Purchaser after the Closing Date pursuant to a Contract included among the Purchased Assets.

4.25 Austin Community Development Corporation. Realty Corp shall use its best efforts to obtain any necessary consents and take all other actions to allow the sale by Realty Corp to Purchaser of the shares of capital stock of ACDC owned by Realty Corp.


                                  ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer  represents  and  warrants  to  Sellers  and  the  Bank  as  follows:

5.1 Organization and Related Matters. Buyer is a corporation duly organized and validly existing in good standing under the laws of the state of Delaware. The Purchaser will, at the time of Closing, be a bank or savings bank duly organized and validly existing under the laws of the jurisdiction of its organization and will have the requisite power and authority to own, operate, and lease its properties and to carry on its business.

5.2        Authority;  No  Violation.

(a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and at the Closing Date, each of Purchaser and Buyer will have full corporate power and authority to execute and deliver the Related Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or the Related Documents and to consummate the transactions contemplated hereby and the transactions contemplated by this Agreement and the Related Documents will be duly and validly approved by all requisite corporate action on the part of the Purchaser. This Agreement and the Related Documents have been or will be duly and validly executed and delivered by Buyer and Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Sellers and the
Bank) constitute or will constitute a valid and binding obligation of Buyer and Purchaser, enforceable against Buyer and Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and except as may be limited by general principles of equity whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Buyer or the Related Documents to which Buyer or Purchaser is a party nor the consummation by Buyer and Purchaser of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof will or the execution or delivery by the Purchaser or Buyer of the Related Documents to which it is a party (i) violate any provision of the certificate of incorporation or bylaws of Buyer or Purchaser or (ii) assuming that the Requisite Regulatory
Approvals and consents and approvals referred to in Section 5.3 hereof are duly obtained, (x) violate in any material respect any Applicable Law applicable to either Buyer or Purchaser, or any of its respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Buyer or Purchaser under, any of the terms, conditions or provisions of any Contract to which either Buyer or Purchaser is a party or by which either Buyer or Purchaser, or any of its properties or assets may be bound or affected, except for such consents and approvals the failure of which to obtain will not, individually or in the aggregate, materially adversely affect the ability of either Buyer or Purchaser to consummate the transactions contemplated by this Agreement.

5.3 Consents and Approvals. Except for the Requisite Regulatory Approvals to be obtained by Sellers and Buyer, the consents and approvals to be obtained by Sellers and the matters set forth on Schedule 5.3, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer or Purchaser of the transactions contemplated hereby (including, without limitation, the consummation of the Purchase and Assumption ).

5.4 Financing; Capital. Buyer has current assets, irrevocable credit lines, or guaranties or other financial arrangements such that at the Closing, Buyer (or Purchaser) will have funds sufficient to enable them to carry out
their  obligations  under  this  Agreement.    After  giving  effect  to  the
transactions contemplated hereby, Buyer (or Purchaser) will have sufficient shareholders' equity to comply with all regulatory capital adequacy requirements and will be in compliance, in all material respects, with all other banking laws, regulations, and guidelines applicable to its respective business as of the Closing.

5.5 Broker's or Finder's Fees. No agent, broker, investment or commercial banker or other Person acting on behalf of Buyers will have any claim against Sellers or the Bank for any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.


                                  ARTICLE 6.
                                  COVENANTS

The parties covenant and agree that during the period prior to the Closing or, to the extent expressly herein provided, thereafter:

6.1 Access. Upon the reasonable request to the Bank, FFFC and the Bank shall give Buyer and its representatives reasonable access during normal business hours to all properties, documents, accounts, books, and records of FFFC and the Bank and furnish Buyer with such financial, operating, and environmental data and other information with respect to the same as Buyer shall from time to time reasonably request, and provide Buyer with access to Sellers' officers, employees, accountants, counsel, and other representatives, and the officers, employees, accountants, counsel, and other representatives of the Bank, in each case subject to Applicable Laws relating to the exchange of information and further to permit Buyer to conduct a full Truth in Lending and HMDA compliance review. Buyer shall have the right at its own expense to make copies of the above-described corporate records, reports, and other documents, subject to Applicable Laws relating to the exchange of information.
 In addition, except as may be otherwise agreed by the parties, the Bank shall provide Buyer, at Buyer's expense, with Phase I environmental reports for each parcel of Real Property owned by the Bank (excluding residential DPC Property). Oral reports of such environmental assessments shall be delivered to Buyer as soon as practicable, provided Sellers shall use their best efforts to provide such reports no later than six (6) weeks from the date of this Agreement and written reports shall be delivered to Buyer as soon as practicable, provided the Bank shall use its best efforts to provide such reports no later than ten (10) weeks from the date of this Agreement. The Bank shall also obtain, at Buyer's expense (except as may be otherwise agreed by the parties), Phase II environmental reports for properties identified by Buyer on the basis of the results of such Phase I environmental reports. The Bank shall obtain, at Buyer's expense, a survey and assessment of all potential asbestos containing material in owned properties (other than DPC property) and a written report of the results shall be delivered to Buyer as soon as practicable, provided the Bank shall use its best efforts to obtain a report within six (6) weeks of execution of this Agreement. During the period prior to the Closing, Buyer shall furnish to Sellers such relevant information as Sellers may reasonably request regarding the ability of Buyer to perform its obligations under this Agreement. The Bank shall obtain, at Buyer's expense, commitments for title insurance and boundary surveys for all Real Property (except DPC Property) which shall be delivered to Buyer no later than four (4) weeks from the date of this Agreement.

6.2       Conduct of Business of the Bank.  During the period from the date of this Agreement and continuing until the Closing Date, except as required by Applicable Law or as expressly permitted by this Agreement, or with the prior written consent of Buyer, Sellers shall cause the Bank to carry on its business in the usual and ordinary course, in accordance with present practices and policies and Applicable Law, and to use commercially reasonable efforts to pursue its relationships with customers, suppliers and others having business dealings with them and to maintain the services of the Employees. Without limiting the generality of the foregoing, and except as set forth in Schedule 6.2 or as otherwise expressly permitted by this Agreement or consented to in writing by Buyer, Sellers shall not permit the Bank to:

(a) Engage or participate in any material transaction, or incur or sustain any material obligation, except in the ordinary course of business of the Bank;

(b) Open, close, or relocate any Branch or Operating Site, or acquire or sell or agree to acquire or sell any Branch or Operating Site except as
described  on  Schedule    6.2(b);

(c) Change its interest rate or fee pricing policies, or materially alter the mix of rate, terms and account types, with respect to Deposits, other than in the ordinary course of business of the Bank;

(d) Make or agree to make any improvements to the Branches or the Operating Sites, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance or refurbishing made in the ordinary course of business of the Bank;

(e) Amend, terminate or cancel, or take any other action that may result in an amendment, termination or cancellation of any Lease or any other Material Contract of the Bank or any other contract identified by Purchaser to Bank or enter into any Material Contract;

(f) Foreclose upon or otherwise acquire any real property securing any Loan except in accordance with the Bank's customary policy with respect to any such Loan;

(g)      Deviate in any material respect from policies and procedures existing
as  of  March    31, 1996 with respect to (i)  classification of assets, (ii)
accrual of interest on assets, (iii) underwriting, pricing, originating, warehousing, selling and servicing or buying or selling rights to service, any Loans, (iv) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or
commitments,  and  (v)    obtaining  financing  and  credit;

(h) Change its method of accounting in effect at March 31, 1996, except as required by changes in Applicable Law, GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

(i) Except as set forth on Schedule 6.2(i), except for the amendment to the Enhanced Severance Plan as described on Schedule 1.1(a), as required by Applicable Law or to maintain qualification pursuant to the Code, and except as required by Section 6.12 of this Agreement, (i) adopt, amend, renew or terminate any Employee Benefit Plan or Employee Program, between the Bank and one or more of its Employees, except that the Bank may hire or terminate one or more of its Employees in the ordinary course of business, (ii) increase in any manner the compensation or fringe benefits of any director, officer or Employee or pay any benefit not required by any Employee Program as in effect as of the date hereof, except for normal merit increases with respect to Employees in the ordinary course of business consistent with past practice, or
(iii) enter into or modify any Contract providing for the payment to any director, officer, or Employee of the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or (iv) increase in any manner the compensation of any Person, except to the extent required by any Employee Program as in effect on the date hereof or in accordance with established practices in the ordinary course.

(j) Terminate or unilaterally fail to renew any existing insurance coverage or bonds, except for policies that are routinely not renewed in the ordinary course of business and the termination of which would not have a material adverse effect on the Bank;

(k)          Amend  or  modify  its  charter  or  bylaws;

(l) Except as contemplated by Section 6.12, declare or distribute any dividend, effect any stock split, or authorize, issue, or make any distribution of its capital stock or any other securities, grant or issue any right or option to acquire any such additional securities, or effect any recapitalization, exchange, or reclassification of shares;

(m) Merge with or into, consolidate with any other Person, or sell or transfer substantially all of the Bank's assets to any other Person;

(n) Except for purchases and sales of FHLB stock in the ordinary course of business, make any direct or indirect redemption, purchase, or other acquisition of any of its Equity Interests;

(o) Make, modify, or renew any capital expenditures, including any capitalized lease obligation, in amounts individually in excess of $10,000 or in the aggregate in excess of $25,000;

(p) Except for the loans in progress set forth in Schedule 6.2(p), make any new loan or loans to one borrower in the aggregate amount of $1,000,000 or more, increase the principal amount of any outstanding loan to $1,000,000 or more or make any commitment for any such loan or increase; provided, however, that Buyer shall be deemed to have consented in writing to any such loan, increase or commitment if it has not declined to give its consent within three
(3) Business Days after receipt by Buyer in San Antonio or Austin, Texas of a request for such consent, accompanied by all of the credit information used by the Bank in determining to approve such loan or commitment; provided, that Sellers will cause the Bank, monthly after the making thereof by the Bank, to supply Buyer with all reasonably requested information concerning loans (other than single family mortgage loans subject to take-out commitments) in amounts less than $1,000,000 but greater than $250,000; provided further that any request for consent which is received by Buyer by 12:00 noon Austin, Texas time will be deemed to have been received as of the first Business Day;

(q) Make any investments or enter into any derivative contracts except (i) investments made in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less, (ii) investments that are used to collateralize deposits of public funds or repurchase agreements, (iii) investments made in the ordinary course of business with terms of ten (10) Business Days or less; or (iv) investments related to the Investment Segment Assets;

(r) Authorize or incur any long-term debt (other than deposit liabilities and Federal Home Loan Bank advances incurred in the ordinary course of business, consistent with past practices);

(s) Mortgage, pledge or subject to lien or other encumbrance any of its assets, except in the ordinary course of business;

(t) Except for the sale of the Investment Segment Assets, sell or otherwise dispose of any of its assets or properties other than (i) investments that are used to collateralize deposits of public funds or
repurchase  agreements,  or  (ii)    in  the  ordinary  course  of  business;

(u)          Make  any  capital  contribution  to  any  Subsidiary;

(v) Engage in the Bank any activity currently conducted in the Bank's Subsidiaries; or

(w)          Agree  (by  contract  or  otherwise)  to do any of the foregoing.

Buyer shall use its reasonable best efforts to promptly respond to any request for consent made by Sellers.

6.3          Regulatory  Approvals:  Consents  of  Third  Parties.

(a) During the period prior to the Closing, Buyer, Purchaser, Sellers, and the Bank shall cooperate, in preparing, submitting, and filing all applications for all Requisite Regulatory Approvals, and obtaining such Requisite Regulatory Approvals and taking such other actions as may be required by Applicable Laws or court or administrative proceedings with respect to the transactions contemplated by this Agreement, and shall use all reasonable efforts to obtain such approvals and to accomplish such actions as expeditiously as possible. As promptly as practicable after the date of this Agreement, Buyer and Sellers shall prepare, submit, and file or cause to be filed the applications for Requisite Regulatory Approvals set forth on
Schedule 1.1(k). Buyer and Sellers shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement other than any portion of such filings or submissions that are customarily accorded confidential treatment. Buyer and Sellers will provide each other with copies of any final applications (excluding portions for which confidential treatment is requested) that are filed with any Government Entity. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult and cooperate with each other with respect to the obtaining of all Requisite Regulatory Approvals and consents or approvals of third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of the Sellers and Buyer shall use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or the Bank and the Subsidiaries with respect to the transactions contemplated hereby and, subject to the conditions set forth in
Article 7 hereof, to consummate such transactions. Buyer will furnish to Parent all information concerning Buyer and Purchaser required for inclusion in a proxy statement or statements to be sent to the shareholders of Parent or in any statement or application made by Parent in connection with obtaining any Requisite Regulatory Approvals to be obtained by it pursuant to this Agreement.

(b) Each party shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any party or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) The parties shall use all reasonable efforts to obtain all approvals, waivers and/or consents of third parties required to consummate the transactions contemplated by this Agreement (it being understood that Sellers shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Bank or any of the Subsidiaries is in contractual privity to the extent necessary to consummate the Purchase and Assumption). If any required consent of or waiver by such third parties (excluding Governmental Entities) is not obtained prior to the Closing, the parties, each without cost, expense or liability to the other shall cooperate in good faith to develop an alternative arrangement to achieve the economic results intended, and the failure to obtain such consent or waiver shall not constitute a failure to satisfy any condition to Closing set forth in Article 7 of this Agreement, unless material to the transactions contemplated hereby.

(d) Each party represents that at the date hereof, it does not know of any facts that would reasonably cause it to believe that all Requisite Regulatory Approvals could not be obtained and agrees not to take any action or enter into any agreement or arrangement that reasonably would be expected to delay or jeopardize its ability to obtain such Requisite Regulatory Approvals; provided, however, (i) that nothing herein shall require Buyer to agree to any conditions to the consummation of the Purchase and Assumption imposed by any Governmental Entity with jurisdiction over the Purchase and Assumption that are, individually or together with any other conditions, reasonably deemed by Buyer in good faith to be unreasonably burdensome upon Buyer or the Purchaser ("Buyer's Burdensome Conditions"), and (ii) that nothing herein shall require Sellers to agree to any conditions to the consummation of the transactions contemplated by this Agreement imposed by any Governmental Entity that are, individually or together with any other condition, reasonably deemed by Parent in good faith to be unreasonably burdensome upon Sellers or the Bank ("Sellers' Burdensome Conditions"). Buyer, Purchaser, and Sellers agree to consult with each other concerning the imposition or threatened imposition of a Buyer's Burdensome Condition or Sellers' Burdensome Condition and to cooperate in good faith in obtaining the removal by a Governmental Entity of any such Buyer's Burdensome Condition or Sellers' Burdensome Condition.

(e) To the extent that the assignment of any contract or any license, permit, approval or qualification issued or to be issued by any government or agency or instrumentality thereof relating to the business of the Bank or the Purchased Assets to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Sellers and the Bank shall use their reasonable efforts at the expense of Buyer, and shall cooperate with Purchaser where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Sellers and the Bank shall cooperate with Buyer and Purchaser at the expense of Buyer in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such contract, license, permit, approval or qualification, including enforcement of any and all rights of the Bank against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of the Purchaser and after the Closing, the Purchaser, to the extent it received the benefit thereof, will use its best efforts to perform the obligations of the Bank arising under such leases, contracts, other agreements, licenses, permits, and approvals. Sellers and the Bank shall obtain the consent of Buyer before incurring any expense in connection with the foregoing terminations or consents.

(f) At the reasonable request of Buyer, the Bank will give notice to terminate any Contract to be included in the Purchased Assets, provided that the Bank shall not be required to terminate any such Contract (i) if it believes that such termination may unreasonably disrupt the operation of the business of the Bank, and (ii) unless it obtains satisfactory indemnification from Buyer and the Purchaser, which shall survive the termination of this Agreement, against any related costs or liabilities. Sellers and the Bank shall obtain the consent of Buyer before incurring any expense in connection with the foregoing terminations or consents.

6.4 Public Announcements. Parent and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither of them shall issue or permit any Affiliate to issue any such press release or make any such public statement prior to such consultation unless reasonably satisfactory to the other parties hereto, except as may be required by law or by the rules or regulations of any Governmental Entity or securities exchange.

6.5 Further Assurances. Subject to the terms and conditions of this Agreement, Sellers, the Bank, and Buyer shall, and shall cause Purchaser to, do all things reasonably necessary or desirable and within their control to effect the consummation of the transactions contemplated hereby and cause their respective Affiliates to take such action as is contemplated hereby or required hereunder.

6.6 Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event or existence of any condition that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect on the Closing Date, and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.7 Corporate Records, Contracts and Financial Statements. From the date hereof through the Closing Date:

(a) The Bank will promptly furnish Buyer with copies of the minutes of each meeting of the shareholder or directors (including committees) of the Bank held after the date of this Agreement and any Material Contract entered into after the date of this Agreement.

(b) The Bank will promptly provide Buyer with copies of all regularly prepared monthly board reports substantially in the same form as prepared at the date of this Agreement and quarterly financial statements of the Bank for each month and quarterly period ending between the date of this Agreement and the Closing Date. Such financial statements shall be verified by the chief financial officer of the Bank and will be prepared in accordance with GAAP or applicable regulatory accounting principles, except for the omission of normal recurring year-end audit adjustments (if any) and notes thereto.

6.8 Delivery of Records at Closing. At or prior to the Closing, to the extent not otherwise located at any Branch or Operating Site, Sellers shall deliver to Buyer all Records (other than corporate minutes and organizational documents) of the Bank related to the Purchased Assets or Assumed Liabilities.

6.9 Amendment of Contracts. Sellers and the Bank shall use their reasonable efforts to take such actions as may be necessary to terminate as of the Closing Date the contracts listed on Schedule 6.9. Sellers shall obtain the consent of Buyer before incurring any expense in connection with the foregoing terminations.

6.10 Reconciliations. Prior to Closing, the Bank shall have written off all unidentified reconciliation items on the Bank Financial Statements over 60 days old.

6.11 Dividend. Prior to the Closing, the Bank shall cause the Subsidiaries to distribute by dividend cash in an amount equal to the net equity of the Subsidiaries as of such date.

6.12    Confidentiality.

(a) Sellers agree to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by them from Buyer, any of Buyer's Subsidiaries, or its or their representatives in connection with the transactions contemplated by this Agreement except: (i) as required by law; (ii) for disclosure to officers, directors, Employees, and representatives of Sellers as necessary in connection with the transactions and filings contemplated by this Agreement; and (iii) for information which becomes publicly available other than through Sellers. In the event the transactions contemplated by this Agreement are not consummated, Sellers shall return to Buyer all non-public documents and all other material obtained from Buyer or its representatives in connection with the transactions contemplated hereby, or shall certify to Buyer that such information has been destroyed.

(b) Buyer agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it, any of its Subsidiaries or their representatives from Sellers, any of Sellers' Subsidiaries or their representatives in connection with the transaction contemplated by this Agreement, except: (i) as required by law; (ii) for disclosure to officers, directors, employees, or representatives of Buyer and its Subsidiaries as necessary in connection with its transactions and filings contemplated by this Agreement; and (iii) for information which becomes publicly available other than through Buyer. In the event the transactions contemplated by this Agreement are not consummated, Buyer shall return to Sellers all non-public documents and all other material obtained from Sellers, their Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, or shall certify to Sellers' that such information has been destroyed.

6.13 Net Asset Value. The Sellers shall cause the Net Asset Value as defined in Section 2.3 (exclusive of the SAIF Assessment) to be not less than $40,000,000 as of the Closing Date.


                                  ARTICLE 7.
                            CONDITIONS TO CLOSING

7.1 Reciprocal Conditions. The obligations of each of the Sellers, the Bank, Buyer, and Purchaser to effect the Closing shall be subject to the following conditions which, to the extent permitted by Applicable Law, may be waived in writing by such party as a condition to its own obligations:

(a) No legal administrative, arbitration, investigatory, or other proceedings by any Governmental Entity shall have been instituted and, on what otherwise would have been the Closing Date, remain pending, to restrain or prohibit in any material respect the transactions contemplated by this Agreement, nor shall there be in effect on such date an injunctive order or decree of a court of competent jurisdiction restraining or prohibiting in any material respect the transactions contemplated by this Agreement.

(b) All Requisite Regulatory Approvals shall have been obtained or made and shall remain in full force and effect, and all necessary waiting periods under Applicable Law shall have expired; except in any case for matters not material to the transactions contemplated by this Agreement. All other material statutory or regulatory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied, including any filings required to be made under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the expiration of any waiting periods thereunder or under the Bank Holding Company Act of 1956, as amended, or the Savings and Loan Holding Company Act or otherwise.

(c) All approvals or consents of any other third party required in order to consummate the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, except in any case for matters not material to the transactions contemplated by this Agreement and except to
the  extent  otherwise  provided  in  Section    6.3(c).

7.2 Conditions to Buyer's Obligations. The obligations of Buyer and Purchaser to effect the Closing shall be subject to the following additional conditions which may be waived in writing by Buyer:

(a) The representations and warranties of Sellers contained in this Agreement shall be true in all material respects as of the date of this Agreement and on the Closing Date with the same effect and subject to the same limitations as though made at such time; Sellers and the Bank shall have performed all material obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Sellers and the Bank shall have delivered to Buyer and Purchaser a certificate dated the Closing Date and signed in their respective names and on their respective behalf by their respective chief executive officer and principal financial officer to the foregoing effect to the best knowledge of such officers;

(b) Opinion of Bracewell & Patterson, counsel to Sellers and the Bank, covering the matters contemplated by Exhibit D shall have been delivered to Buyer;

(c) During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the Bank, or any injunctions, orders, judgments, or decrees which are material to the Bank and Buyer shall have received a certificate dated the Closing Date signed by the chief executive officer and the chief financial officer of the Bank attesting to such fact to the best knowledge of such officers;

(d) In connection with any Requisite Regulatory Approvals, no Buyer's Burdensome Conditions shall be imposed.

(e) The Bank shall have duly authorized, executed, and delivered to the Purchaser the Bill of Sale dated as of the Closing Date.

(f) The Bank, Parent, and FFFC shall have duly authorized, executed, and delivered to the Purchaser the Non-Competition Agreement.

(g) The Bank shall not have sustained since March 31, 1996 any material loss or interference with its business from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance.

(h) There shall be no reasonable basis for any proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition on the Bank of, any liability relating to the release of hazardous substances as defined under any local, state, or federal environmental statute, regulation, or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which has had or could reasonably be expected to have a material adverse effect upon the Bank.

(i) Since March 31, 1996, no change shall have occurred and no circumstances shall exist which have had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of the Purchased Assets and Assumed Liabilities.

(j) The Net Asset Value (exclusive of the SAIF Assessment) shall not be less than $40,000,000.

(k) The Bank shall have taken the actions required under Sections 6.11 and 6.12.

(l)        The Bank's Loan Loss Reserve shall be calculated in accordance with
the  methodology  used  as  of  March    31,  1996,  including  the percentage
provisions  applied  to  each  category  of  loan.

7.3 Conditions to Sellers' Obligations. The obligation of Sellers and the Bank to effect the Closing shall be subject to the following additional conditions which may be waived in writing by Sellers:

(a) The representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date of this Agreement and on the Closing Date with the same effect and subject to the same limitations as though made at such time; Buyer and Purchaser shall have performed all material obligations and complied with all material covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Buyer shall have delivered to Sellers a certificate, dated the Closing Date and signed in its name and on its behalf by its Chief Executive Officer or any Executive Vice President and principal financial officer or Corporate Secretary or Assistant Corporate
Secretary  to  the  foregoing  effect  to the best knowledge of such officers;

(b) In connection with any Requisite Regulatory Approvals, no Sellers' Burdensome Conditions shall be imposed.

(c) The Purchaser shall have duly authorized, executed and delivered to the Bank the Assumption Agreement and Buyer and Purchaser shall have executed and delivered the Non-Competition Agreement dated as of the Closing Date.

(d) An opinion of counsel to Buyer covering the matters contemplated by Exhibit E shall have been delivered to Sellers.


                                  ARTICLE 8.
                                 TAX MATTERS

8.1        Taxes.

(a) Sellers shall pay any and all Taxes (including, without limitation, any state or federal unemployment or employment taxes), fees, and other charges which shall become due on or prior to the Closing Date or accrues on or prior to the Closing Date (i) on account of the operation and conduct of the Bank's business, or (ii) on account of the Bank's use, acquisition, or ownership of any of the Purchased Assets. Unemployment and employment taxes shall be prorated as of the Closing Date. Buyer shall pay all sales, transfer, documentary and other similar taxes, if any, payable in connection with sale, assignment, transfer, conveyances, and deliveries to be made to Buyer pursuant to this Agreement (but shall not in any event be obligated to pay any income taxes of Sellers).

(b) Taxes shall initially be timely paid as provided by Applicable Law and the paying party shall be entitled to reimbursement from the non-paying party in accordance with the obligations of the parties described in this section. The paying party shall promptly notify the non-paying party in writing of the payment of any such Tax and the non-paying party shall make such reimbursement within ten (10) Business Days after it receives such notice. Any dispute regarding the amount of the tax payment made by the paying party shall be resolved in accordance with the provisions of Section 11.11 of this Agreement. Unless a bona fide dispute has occurred with respect to the amount of the tax payment, any payment not made within such time shall accrue penalties and interest at the rate levied by the applicable taxing authority on the paying party.

8.2          Survival.    The  provisions  of this Article 8, and all other
agreements herein relating to Taxes, shall survive the Closing and shall terminate at the end of the applicable statute of limitations (including extensions thereof).

8.3          Tax  Cooperation.   Buyer, Purchaser, and Sellers shall:  (a)
cooperate fully in preparing for any audits of or disputes with taxing authorities regarding, any Taxes imposed on the Bank with respect to matters arising prior to the Closing Date or Taxes imposed on Sellers as a result of the consummation of the transactions contemplated hereby; (b) make available to the Sellers (or to any taxing authority, as reasonably requested by Sellers), all information, records, and documents relating to Taxes imposed on the Bank (or any member of its Affiliated Group) with respect to matters arising prior to the Closing Date or Taxes imposed on Sellers (or any member of their Affiliated Group) as a result of the consummation of the transactions contemplated hereby; and (c) provide timely notice to Parent in writing of any pending or threatened audits or assessments relating to Taxes imposed on the Bank with respect to matters arising prior to the Closing Date. Sellers, Purchaser, and Buyer shall each cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing.


                                  ARTICLE 9.
                     TERMINATION/SURVIVAL/INDEMNIFICATION

9.1 Termination. This Agreement may be terminated by either of the parties, if the Closing has not yet occurred, on the Final Termination Date (unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe all of the agreements contained herein required to be performed or observed prior to the Closing), unless extended by the written consent of Sellers and Buyer, and this Agreement may be terminated at any other time prior to the Closing Date as follows and in no other manner:

(a)          by  consent  of the parties evidenced by their written agreement;

(b) by Sellers or by Buyer, as the case may be, upon written notice to the other, if the Bank Regulators, or any other Governmental Entity having jurisdiction over the transactions contemplated by this Agreement, shall notify Buyer or Sellers in writing that by its final determination it will refuse to grant an approval or consent to any material aspect of the transactions necessary to the consummation thereof, unless within 30 days after receipt of notice of such action, the party against whom the action was taken shall agree to submit or resubmit an application to, or appeal the decision of the Bank Regulator or Governmental Entity which denied or refused to grant approval thereof;

(c) by Sellers and the Bank upon written notice of termination to Buyer if any event occurs which makes it impossible to satisfy, by the Final Termination Date, one or more of the conditions to the obligations of Sellers set forth in Section 7.1 or 7.3, and such failure is not waived by Sellers;

(d) by Buyer upon written notice of termination to Sellers and the Bank if any event occurs which makes it impossible to satisfy, by the Final Termination Date, one or more of the conditions to the obligations of Buyer set forth in Section 7.1 or 7.2, and such failure is not waived by Buyer.

Any such termination shall be without liability to either party, provided that no such termination shall relieve a party of liability for default in the performance of any of its obligations or breach of any of its representations and warranties.

9.2 Survival of Representations and Warranties. Except for covenants with respect to obligations to be performed post-Closing (which shall survive the Closing and remain in effect indefinitely) and except as provided in
Article 8, (i) the representations and warranties of Sellers contained in Sections 4.1(c), 4.3, 4.4, 4.5, 4.6, 4.10, 4.17, and 4.24 shall survive for one year after the Closing, (ii) the covenants of Sellers contained in Sections 6.10 and 6.13 shall survive for 90 days after the Closing, and (iii)
 the covenants of Sellers contained in Section 6.2 shall survive for one year after the Closing. All other representations, covenants, and warranties of Sellers shall not survive the Closing. Following such termination of such representations and warranties and covenants, no party shall have any liability whatsoever with respect thereto; provided that nothing contained herein shall impair the rights of the Sellers, Buyer, and Purchaser under
Section    2.3(d).

9.3          Indemnification.

(a) Subject to the limitations contained in Section 9.3(g), from and after the Closing Date, each Seller shall indemnify Buyer and Purchaser and hold Buyer and Purchaser harmless from and against any and all Loss that Buyer may suffer, incur, or sustain to the extent arising out of (i) any breach of any representation or warranty made by such Sellers pursuant to Article 4 of this Agreement, and (ii) any breach of any covenant or other agreement to be performed by Sellers pursuant to this Agreement (but such indemnification obligation shall remain in effect only for the period of survival of any such representation, warranty, or covenant as set forth in Section 9.2).

(b) From and after the Closing Date, Buyer and Purchaser shall indemnify Sellers and hold them harmless from and against any and all Loss that either
Sellers may suffer, incur, or sustain to the extent arising out of the Purchased Assets or Assumed Liabilities (except to the extent such Loss is as a result of a breach of any representation or warranty made by Sellers pursuant to Article 4 of this Agreement or any breach of any Agreement to be performed by Sellers pursuant to this Agreement).

(c) From and after the Closing Date, Sellers shall indemnify Buyer and Purchaser and hold them harmless against any and all Losses relating to or arising out of the Excluded Assets or Retained Liabilities.

(d) To exercise its indemnification rights under Section 9.3 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder. The indemnified party shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, based upon a written opinion of counsel, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to conflicts of interests between them.

(e) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under Section 9.3, and to be indemnified from and against all Loss resulting therefrom, unless the indemnifying party, within 30 calendar days after receiving written notice of the claim or liability in accordance with Section 9.3(d) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than 30 calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.
(f) The indemnified party shall at all times use its reasonable efforts (at the indemnifying party's expense) to mitigate the Loss for which the indemnifying party may be liable pursuant to this Agreement. With respect to any matter for which the indemnifying party may be liable pursuant to the provisions of this Agreement, the indemnified party shall (at the indemnifying party's expense) diligently pursue (including, without limitation, the commencement and pursuit of litigation) any and all rights and remedies under agreements and contracts, including, without limitation, insurance policies, with third parties pursuant to which the indemnified party has rights of recourse or is indemnified or the beneficiary of a guaranty.

(g) Sellers and the Bank shall not be required to indemnify Buyer or Purchaser under Section 9.3(a) unless the aggregate of all amounts for which indemnity would otherwise be payable thereunder by Sellers exceed $250,000, and in such event Sellers shall be responsible only for the amount in excess of such $250,000, but Seller shall not be liable for any amounts in excess of $2,000,000 in the aggregate in the case of Sellers' indemnification obligations under Section 9.3(a)(i) and not in excess of $2,000,000 in the aggregate in the case of Sellers' indemnification obligations under Section 9.3(a)(ii) (other than those relating to Sections 6.10 and 6.13), which
amounts  shall  decrease  as  provided  in  Schedule    9.3(g).

(h) Any amounts payable by an indemnifying party hereunder shall be net of the dollar amount of any insurance proceeds recovered by the indemnified party with respect to such Loss.

(i) The remedies provided in Article 8 and in this Article 9 shall constitute the sole and exclusive remedy with respect to the matters set forth in Section 9.3.

9.4       Insurance  Claims.

(a) After the Closing Date, to the extent that any policies of insurance of Sellers provide defense and/or indemnity for claims or losses which occurred with respect to the Bank prior to the Closing Date, Buyer, and Purchaser will have the right to manage such claims/losses and receive any protection afforded thereunder. Buyer shall promptly notify Parent, FFFC and the Bank of all material events which have occurred in connection with the prosecution of such claims.

(b) At the request of Buyer, Sellers shall use their reasonable efforts to amend any of Sellers' insurance policies in effect on the date hereof which provide for coverage only on a "claims made" basis to an "occurrence" basis or to provide for an extended discovery period thereunder (in either case for a period not less than seven years following the Closing Date) for the Bank liabilities that are based on acts or omissions occurring on or prior to the Closing Date, the cost of which shall be the responsibility of Purchaser and Buyer. In addition, the Bank shall provide to Buyer a certified copy of each such policy. Sellers shall advise Buyer before incurring any out-of-pocket expense on Buyer's behalf related to any such amendment.

(c) Nothing in this Article 9 shall be deemed to limit or supersede any insurance coverage available to or provided on behalf of any party hereto.

9.5 Limitations on Dividends. Sellers shall not take any action with respect to Bank, including by way of merger, liquidation, consolidation or transfer of assets ("Reorganization") (other than a Reorganization with FFFC and/or Parent) the result of which would render Bank unable to satisfy its indemnification obligations under Sections 9.3(a)(i) or 9.3(a)(ii). Sellers and Buyer agree to use their best efforts to enter into such other agreements as may be necessary to accomplish the foregoing.

                                  ARTICLE 10
                               EMPLOYEE MATTERS

10.1 Employee Benefit Plan. Each person who is an employee of the Bank as of the Closing Date (the "Bank Employees") shall be eligible for participation in the employee welfare and retirement plans of Buyer, as in effect from time to time, as follows:

(a) Employee Welfare Benefit Plans. Each Bank Employee shall be eligible for participation in the employee welfare benefit plans of Buyer listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing conditions or exclusions except for the Norwest Long Term Care Plan) and shall enter each plan, on the Closing Date in the event the Closing occurs on the first day of a month or, in the event the Closing does not occur on the first day of a month, then not later than the first day of the first calendar month after the Closing Date,provided, however, that until the effective date of coverage for the Bank Employees under the Buyers' employee welfare benefit plans listed below, the employee welfare benefit plans of the Bank, as in effect prior to the Closing Date, shall be maintained for the benefit of the Bank Employees on the terms and conditions previously in effect, including with respect to employer contributions, to ensure that no gap in coverage occurs:

Medical  Plan
Dental  Plan
Vision  Plan
Short  Term  Disability  Plan
Long  Term  Disability  Plan
Long  Term  Care  Plan
Flexible  Benefits  Plan
Basic  Group  Life  Insurance  Plan
Group  Universal  Life  Insurance  Plan
Dependent  Group  Life  Insurance  Plan
Business  Travel  Accident  Insurance  Plan
Accidental  Death  and  Dismemberment  Plan
Severance  Pay  Plan
Vacation  Program

To the extent that such employee welfare benefit plans of Bank are maintained for a period of time between the Closing Date and the effective date of coverage, Buyer shall reimburse Bank for the costs of maintaining such plans until the effective date of coverage. Bank Employees who are hired by Buyer and terminated between the Closing Date and the effective date of coverage will be entitled to COBRA benefits under Purchaser's welfare benefit plans. For the purpose of determining each Bank Employee's benefits for the year in which the Closing occurs under Buyer's vacation program, unused earned vacation which is paid out to a Bank Employee and vacation taken by a Bank Employee in the year in which the Purchase and Assumption occurs will be deducted from the total Buyer's benefit. Unused earned vacation calculated through the month end in which the Closing occurs will be paid by the Bank to its Employees immediately prior to the Closing. After the Closing Date, the Bank Employees will be subject to Buyer's Vacation Program in accordance with the terms of that Program, with full credit for years of past service to the Bank and the Bank's Subsidiaries; provided that, in the event the Closing Date is prior to January 1, 1997, Bank Employees may utilize in calendar year 1996 (on an unpaid basis) any prepaid but unused vacation to which such Bank Employee was entitled under the Bank's Vacation Program for calendar year 1996. For purposes of the Short Term Disability Plan and Severance Policy, the Bank Employees will receive full credit for years of past service with the Bank. Other than the Bank Employees who are eligible to receive a severance benefit pursuant to the Bank's Enhanced Severance Plan or any contract or agreement with any Bank Employee providing severance benefits, each Bank Employee whose employment is terminated on or after the Closing Date shall be eligible to receive benefits under Buyer's Severance Pay Plan on the terms and conditions stated therein with full credit for years of past service with the Bank. Purchaser will maintain the Bank's Enhanced Severance Plan until the first day of the seventh month after the Closing Date, after which the Bank Employees will enter the Norwest Severance Plan in the manner provided above.

The Bank Employees shall not be entitled to past service credit with regard to retiree medical benefits.

(b) Employee Retirement Benefit Plans. Each Bank Employee shall be eligible for participation in the Norwest Savings Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to the Bank to the extent such service was credited in the Bank 401(k) for the purpose of satisfying any eligibility and vesting periods applicable to SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Closing Date .

Each Bank Employee shall be eligible for participation in the Norwest Pension Plan under the terms thereof as a new hire.


                                 ARTICLE 11.
                                MISCELLANEOUS

11.1 Expenses; Attorneys' Fees. Except as otherwise expressly provided herein, each party shall bear its own expenses and all fees and out-of-pocket expenses of outside counsel, independent public accountants, investment bankers, brokers, finders and other consultants shall be paid or provided for by the party employing such person;provided that Buyer shall be responsible for any additional costs incurred in connection with any transaction contemplated by Buyer after the Purchase and Assumption and Sellers shall be responsible for the out-of-pocket expenses of outside counsel, independent public accountants, investment bankers, brokers, finders and other consultants incurred prior to the Closing Date by Bank in connection with this Agreement.

11.2 Amendments. The provisions of this Agreement and any Exhibit or Schedule attached hereto (or agreement entered into concurrently herewith)
 may be amended or waived only in writing by agreement of the parties hereto except as otherwise provided by law.

11.3 Schedules; Exhibits. Each Schedule and Exhibit delivered in connection with or pursuant to this Agreement shall be in writing and shall constitute a part of this Agreement, although such Schedule or Exhibit need not be attached to each copy of this Agreement. Disclosure of any fact or item in any Schedule referenced by a particular section of this Agreement shall be deemed to have been disclosed for any and all purposes under this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific items in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule, or otherwise, is or is not material for purposes of this Agreement. Unless otherwise specified, definitions given to terms in this Agreement or the Exhibits and Schedules shall apply to all parts of
this  Agreement  including  the  Exhibits    and  Schedules.

11.4 Integration. To the extent provided in Section 9.4, this Agreement supersedes any and all prior agreements or understandings of the parties in connection herewith or with respect to the subject matter hereof.

11.5 Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the internal substantive laws of the State of Texas, and, to the extent applicable, federal law.

11.6 Notices. All notices hereunder shall be in writing, and shall be deemed given when (a) delivered in person, (b) transmitted by telecopy, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If  to  Buyer:

     Norwest  Corporation
     Norwest  Center
     Sixth  and  Marquette
     Minneapolis,  MN  55479-1026
     Attention:    Secretary

If  to  Sellers:

     Club  Corporation  International
     3030  LBJ  Freeway
     Suite  700
     Dallas,  TX    75234
     Attention:          James  P.  McCoy,  Jr.
     Chief  Financial  Officer

With  a  copy  to:

     Sanford  M.  Brown,  Esq.
     Bracewell  &  Patterson,  L.L.P.
     500  N.  Akard
     4000  Lincoln  Plaza
     Dallas,  TX    75201

11.7 No Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party without the written consent of the other parties hereto; provided, however, that the Buyer and the Purchaser may assign their respective rights and obligations (other than Buyer's obligation to pay or cause to be paid the Purchase and Assumption Purchase Price) hereunder to each other or any of Buyer's direct or indirect subsidiaries;
provided, however, that Buyer shall guarantee, in a form reasonably satisfactory to Sellers, the performance of the obligations of any of its assignees under this Agreement or any of the Related Documents.

11.8 Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.9                    Counterparts.    This  Agreement may be executed in
counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

11.10 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for both parties remain valid, binding, and enforceable.

11.11 Alternative Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the following procedure shall be implemented before either party pursues other available remedies, except that either party may seek injunctive relief from a court, where appropriate, in order to maintain the status quo while this procedure is being followed:

(a) The parties shall meet within ten days after either party notifies the other party in writing of the existence of a dispute to attempt in good faith to negotiate a resolution of the dispute. The meeting shall be attended by persons with authority to settle the dispute;provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties or be deemed a waiver by either party of any remedies to which such party otherwise would be entitled.

(b) If within 15 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, the dispute shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code) and under the Commercial Rules of the American Arbitration Association; provided, however, that with respect to Section 30, failure of any party to appear or respond in the arbitration proceeding shall result in a default award against such party. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be grounds for overturning the award.

(c) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expense or inhouse legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

(d) Any arbitration hereunder shall take place in the City of Dallas, Texas, unless otherwise agreed by the parties.

11.12     Cooperation.

(a) Upon the terms and subject to the conditions hereof, the Sellers, on the one hand, and the Buyer, on the other hand, agree to use their best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth herein are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b) Except as otherwise expressly provided for in this Agreement, (i) each of the Buyer and the Sellers shall, and shall cause each of their respective Affiliates to, use its and their best efforts to obtain at the earliest practicable date, whether before or after the Closing Date, all consents required to be obtained by it for the performance of the transactions contemplated by this Agreement and the Related Documents, and (ii) the Bank shall use its best efforts to obtain, whether before or after the Closing
Date, any amendments, novations, releases, waivers, consents, or approvals with respect to all outstanding Contracts of the Bank which are necessary either to cure any defaults thereunder existing immediately prior to the Closing Date or for the consummation of the transactions contemplated by this Agreement and the Related Documents, provided, however, that (A) in obtaining any such amendments, novations, releases, waivers, consents, or approvals, no party hereto shall, or shall permit any of its Affiliates to, agree to any such instrument which imposes any obligation or liability on another party without the prior written consent of such other party, and (B) except as otherwise expressly provided by this Agreement, no party hereto shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability in connection with obtaining any such release, novation, approval, consent, authorization, or waiver.

(c) The Buyer, on the one hand, and the Seller, on the other hand, shall provide such information and cooperate fully with each other party hereto in making such applications, filings, and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, and waivers as may be required from any Governmental Agency and others in connection with the transaction contemplated by this Agreement and the Related Documents.

(d) Except as otherwise expressly provided for in this Agreement, the Buyer, on the one hand, and the Bank, on the other hand, shall promptly take all actions necessary to make each filing, including, without limitation, any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document, including any customer notices required by a Governmental Agency, and the other party hereto shall use its best efforts to assist in making such required filings. The Bank and Sellers shall cooperate with Buyer to enable Buyer to take such actions as may be reasonably necessary to convert the Bank's Branches to Branches of Purchaser as of the Closing Date (which conversion will include, without limitation, conversion to Purchaser's products, services and systems, installation and wiring of equipment and teller platforms, deposit and loan product notices, forms storage and the training and orientation of Bank's Employees) ("Pre-Sale Conversion Activity"), at Buyer's expense and in a manner so as to not unduly interfere with the normal day-to-day operations of Bank (except as otherwise provided in this Agreement), provided:

(i) In no event shall Buyer or Purchaser take any action with respect to any Pre-Sale Conversion Activity that results in a breach or alleged breach of any contractual obligation of the Bank or any of its subsidiaries or any violation of federal, state, or local law.

(ii) Buyer and Purchaser agree that no consent has been given or will be given to any Pre-Sale Conversion Activity which cannot be unwound or restored to substantially the same condition as in effect prior to the commencement of the Pre-Sale Conversion Activity.

11.13 Installation of Systems, etc. Following receipt of all Required Regulatory Approvals, the Purchaser shall be entitled to install signs and other equipment and systems, at the Purchaser's expense (including any Taxes and costs and expenses related thereto), on such of the Bank's premises as the Purchaser shall determine with the consent of the Bank (which consent shall not unreasonably be withheld), provided that Bank's personnel shall monitor and use reasonable efforts to assist with all such installations and replacements of existing signs, equipment, and systems, and provided, further, that the installation and replacement of signs, equipment, and systems shall be effected in a manner that does not disrupt the operations of the Bank and complies with all applicable laws. None of the persons installing or replacing such signs, equipment, and systems shall be deemed to be employees of or under the control of the Bank, and the Purchaser shall indemnify the Sellers from and against any Losses arising out of or related to
(i) such installation and replacement, or (ii) any such signs, equipment, and systems. If this Agreement shall be terminated prior to the consummation of the transactions contemplated hereby, the Purchaser shall remove any signs, equipment, and systems that it has installed pursuant to this Section 11.13. Such removal shall be effected on the instructions of the Bank, and at the Purchaser's sole expense (including any Taxes and costs and expenses related thereto), except that if the termination of this Agreement results solely from a breach by the Bank of its obligations hereunder, all expenses relating to such removal shall be for the Bank's account.

11.14 Austin Community Development Corporation. Buyer shall cause Purchaser to make a bona fide offer to purchase from Realty Corp its shares of stock at its book value in ACDC. Subject to and contingent on the receipt of all necessary consents and any buy-sell arrangements applicable to such shares, Buyer shall cause Purchaser and Bank shall cause Realty Corp to enter into an agreement to sell such stock to Purchaser as of the Closing Date.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CLUB  CORPORATION  INTERNATIONAL

By          _________________________________
Its         _________________________________


FIRST  FEDERAL  FINANCIAL  CORPORATION

By          _________________________________
Its         _________________________________


FRANKLIN  FEDERAL  BANCORP,
  A  Federal  Savings  Bank

By          _________________________________
Its         _________________________________


NORWEST  CORPORATION

By          _________________________________
Its         _________________________________

EXHIBIT  A


                             ASSUMPTION AGREEMENT

ASSUMPTION  AGREEMENT  made  as  of  __________, 19__ by _________________, an
__________  corporation  (the  "Purchaser").

WHEREAS, Norwest Corporation has entered into an Agreement, dated as of _______________, 1996 (the "Purchase Agreement"), among CLUB CORPORATION, INTERNATIONAL, a Nevada corporation ("Parent"), FIRST FEDERAL FINANCIAL CORPORATION, a Texas corporation ("FFFC"), and FRANKLIN FEDERAL BANCORP, a federal savings bank (the "Bank"), which Purchase Agreement provides, inter alia, for the sale to the Purchaser of the Purchased Assets (as defined in the Purchase Agreement) and the due execution and delivery of this Assumption Agreement by the Purchaser at the Closing (as defined in the Purchase Agreement);

NOW,  THEREFORE,  the  Purchaser  hereby  agrees  as  follows:

1. Definitions. Any capitalized term used herein which is not defined herein but is defined in the Purchase Agreement shall have the meaning specified in the Purchase Agreement.

2.          Assumption.   The Purchaser hereby assumes and agrees to pay and
discharge in accordance with their terms the Assumed Liabilities. With respect to any legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against or affecting Bank or any of its properties or assets existing on the date of this Assumption Agreement or subsequently brought or threatened with respect to or arising out of, or alleged to be with respect to or arising out of, actions taken or not taken prior to the date of this Assumption Agreement, other than with respect to the Retained Liabilities, the Purchaser shall defend and hold Bank and Sellers harmless.

3. Further Assurances. The Purchaser shall, from time to time after the delivery of this Agreement, at the Bank's request and without further consideration, take all steps reasonably necessary to assume the Assumed Liabilities, and shall execute and deliver such other instruments of assumption and take such action as the Bank or any applicable third party may reasonably require more effectively to assume the Assumed Liabilities.

4. Notices. Any notice, request or other document to be given with respect hereto shall be given in the manner specified in Section 11.6 of the Purchase Agreement.

5. Severability. If any provision of this Assumption Agreement shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Purchaser has caused this Assumption Agreement to be executed by its duly authorized officer as of the day and year first above written.

By:          ___________________________

Its:         ___________________________

                                  EXHIBIT B


                                 BILL OF SALE

BILL OF SALE made as of __________, 19__ by FRANKLIN FEDERAL BANCORP, a federal savings bank (the "Bank").

WHEREAS, the Bank has entered into an Agreement, dated as of ________________, 1996 (the "Purchase Agreement"), among the Bank, Norwest Corporation ("Norwest") and others, which Purchase Agreement provides, inter alia, for the sale by the Bank to ______________________, a wholly-owned bank or thrift subsidiary of Norwest (the "Purchaser") of the Purchased Assets (as defined in the Purchase Agreement) and the due execution and delivery of this Bill of Sale by the Bank to the Purchaser at the Closing (as defined in the Purchase Agreement);

NOW,  THEREFORE,  the  Bank  hereby  agrees  as  follows:

1. Definitions. Any capitalized term used herein which is not defined herein but is defined in the Purchase Agreement shall have the meaning specified in the Purchase Agreement.

2. Transfer of the Purchased Assets. The Bank hereby sells, conveys, assigns, transfers and delivers to the Purchaser, its successors and assigns, all of the Bank's right, title and interest in and to the Purchased Assets, to have and to hold, and all of the Purchased Assets are hereby sold, conveyed, assigned, transferred and delivered to the Purchaser, its successors and assigns, forever. The only representations and warranties made in connection with this Bill of Sale are those expressly set forth in, and subject to the terms of, the Purchase Agreement.

3. Further Assurances. The Bank shall, from time to time after the delivery of this Bill of Sale, at the Purchaser's request and without further consideration, take all steps reasonably necessary to put the Purchaser, or its successors or assigns, in actual possession and control of the Purchased Assets, and shall execute and deliver such other instruments of conveyance and transfer, consents, bills of sale, assignments, releases, powers of attorney and assurances and take such action as the Purchaser may reasonably require more effectively to sell, convey, assign, transfer and deliver the Purchased Assets.

4. Notices. Any notice, request or other document to be given with respect hereto shall be given in the manner specified in Section 11.6 of the Purchase Agreement.

5.          Severability.    If  any provision of this Bill of Sale shall be
declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

6. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Bank has caused this Bill of Sale to be executed by its duly authorized officer as of the day and year first above written.

FRANKLIN  FEDERAL  BANCORP


By          ___________________________

Its         ___________________________

                                  EXHIBIT C

                          NON-COMPETITION AGREEMENT


NON-COMPETITION  AGREEMENT,  dated  as  of  ___________,  199_,  among  CLUB
CORPORATION INTERNATIONAL, a Nevada corporation ("CLUB"), FIRST FEDERAL FINANCIAL CORPORATION, a Texas corporation ("FFFC"), FRANKLIN FEDERAL BANCORP, a Federal Savings Bank (the "BANK") (collectively, the "SELLERS"), NORWEST CORPORATION, a Delaware corporation ("PARENT"), and [NORWEST BANK TEXAS], a ___________ association ("PURCHASER").

WHEREAS, the Sellers, the Parent, and the Purchaser have entered into an Asset Purchase Agreement, dated as of ___________, 199_ (the "Asset Purchase Agreement"), providing for the acquisition by the Purchaser of beneficial ownership of certain of the assets, subject to certain of the liabilities, of the Bank; and

WHEREAS, in order to induce the Parent and the Purchaser to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby, the Sellers are willing to agree, on the terms and conditions hereinafter set forth, to refrain from competing in certain respects with the business transferred to the Purchaser for the period of time specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Asset Purchase Agreement, the parties hereby agree as follows:

1. Confidentiality. Each of the Sellers acknowledge that as the owner (or affiliate of the owner) of the business being transferred to the Purchaser (the "Business"), it has had, and may now have, access to proprietary confidential information obtained from or through the Business or its
operations  (and  not  subsequent  to  the  date  hereof  (i)    developed
independently, (ii) available to others in the industry or generally known to the public other than as a result of a disclosure not permitted hereunder, or
(iii) lawfully acquired from a third party who is not obligated to the Purchaser to maintain such information in confidence) that directly relates to the Business ("Confidential Information"). This information includes, but is not limited to, information regarding the customers (including customer lists), marketing strategies and/or plans of the Business, its financial plans, key personnel, including their compensation, and credit and customer information. During the period beginning on the date hereof, the Sellers shall not (nor shall the Sellers permit any of its affiliates, or any of their respective directors, officers, employees, or agents to) disclose to any person any Confidential Information, except (A) with the prior written consent of the Purchaser, (B) information required to be disclosed by judicial or administrative process, or, in the opinion of the Seller's counsel, by other requirements of law, and (C) information required to be disclosed in connection with the performance by the Sellers or any of their affiliates of their respective obligations under the Asset Purchase Agreement or any of the Related Documents contemplated thereby. Nothing contained in this Section 1 shall prevent the Sellers or their affiliates from using any Confidential Information in connection with their existing or future businesses, subject to the restrictions contained in Section 2 hereof; provided that Sellers agree that neither they nor their affiliates will use any customer list of the Bank for the purposes of solicitation of customers.

2. Agreements Not to Compete. Each of the Sellers agree that during the period ending on the second anniversary of the date of this Agreement, Sellers nor any other entity of which the Sellers owns, directly or indirectly, a majority of the voting stock or other similar equity interests (collectively, the "Affiliates") will not engage in the business of banking in any city in which Bank currently operates an office and will not acquire any corporation or other entity or any assets or business if, as a result of such acquisition, such Affiliate would own or control an office in Texas in any city in which the Bank currently conducts the business of banking.

3. Entire Agreement; Modifications. This Agreement contains the entire agreement among the parties hereto with respect to the matters herein set forth and may not be modified, amended, or otherwise changed orally, but only by agreement, in writing, signed by each party hereto. The provision of this Agreement shall supersede any conflicting provisions of any other agreement or understanding between Sellers and the Parent.

4.          Remedies.

(a) The parties agree and acknowledge that the rights and obligations set forth under this Agreement are of a unique and special nature and that the Parent and the Purchaser are, therefore, without an adequate legal remedy in the event of any violation of the covenants set forth in this Agreement by Sellers or any of their respective affiliates. The parties, therefore, agree that the covenants made by Sellers under this Agreement shall be specifically enforceable in equity in addition to all other rights and remedies, at law or in equity, that may be available to the other party or parties to this Agreement.

(b) No right, power, or remedy herein conferred upon or reserved to the Parent and the Purchaser is intended to be exclusive of any other right, power, or remedy or remedies, and each and every right, power, and remedy of the Parent and the Purchaser pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, shall, to the extent permitted by law, be cumulative and concurrent and shall be in addition to every other right, power, or remedy pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Parent and the Purchaser of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Parent and the Purchaser of any or all such other rights, powers, or remedies.

5.          Notices.    All  notices,  requests,  and demands to or upon the
respective parties hereto shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivery by hand (including by courier), when delivered,
(b) in the case of mail, three business days after deposit in United States first class mail, postage prepaid, and (c) in the case of telecopy notice, when receipt has been confirmed by the transmitting telecopy operator. In each case, notice shall be sent to the address of the parties to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If  to  the  Purchaser  or  the  Parent,  to:

Norwest  Corporation
Sixth  and  Marquette
Minneapolis,  Minnesota    55479-1026
Attention:    Secretary

If  to  Sellers,  to:

_________________________
_________________________
_________________________
_________________________

and:

_________________________
_________________________
_________________________
_________________________

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

7. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

8. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

9.          Counterparts.    This  Agreement  may be executed in two or more
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10. Assignment; Successors and Assigns. This Agreement shall be binding upon, inure to the benefits of, and be enforceable by, the respective successors and assigns of the parties hereto; provided, however, that the obligations of any party hereunder may not be assigned without the consent of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CLUB  CORPORATION,  INTERNATIONAL

By          _________________________
Its         _________________________


FIRST  FEDERAL  FINANCIAL  CORPORATION

By          _________________________
Its         _________________________


FRANKLIN  FEDERAL  BANCORP

By          _________________________
Its         _________________________


[NORWEST  BANK  TEXAS]

By          _________________________
Its         _________________________


NORWEST  CORPORATION

By          _________________________
Its         _________________________

                                  EXHIBIT D

            MATTERS TO BE COVERED IN OPINION OF COUNSEL TO SELLERS
                    (SUBJECT TO CUSTOMARY QUALIFICATIONS)

a. The Agreement and Related Documents have been duly authorized by all necessary corporate action on the part of Sellers and have been duly executed and delivered by Sellers. The Agreement constitutes a legally valid and binding obligation of each of Sellers, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting purchasers' or creditors' rights generally (including rights of purchasers or creditors of depository or insured institutions), and except that the enforceability of the Agreement is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

b. The execution and delivery by Sellers of, and performance on or before the date of the opinion of their respective obligations under, the Agreement and Related Documents do not (i) violate the articles of incorporation or bylaws of Sellers or the charter or bylaws of Bank, (ii) violate any Texas or federal statute, rule, or regulation that such counsel would, in its experience, reasonably recognize as directly applicable to Sellers or to transactions of the type contemplated by the Agreement and Related Documents,
(iii) violate, breach or result in a default under, result in the creation or imposition of any Encumbrance upon any of the assets of Sellers or result in the ability to accelerate, any Material Contract (after receipt of all consents referred to in Schedule __), or (iv) breach or otherwise violate any existing obligation of Sellers under any order, judgment, or decree of any court or governmental authority binding on Sellers and identified to such counsel by Sellers in a certificate, a copy of which will be delivered with the opinion. Such counsel need express no opinion with respect to the effect of the performance by Sellers of their obligations in the Agreement or Sellers compliance with financial covenants contained in any of the Material Contracts referred to above.

c. All Requisite Regulatory Approvals required to be obtained by Sellers in order to permit the consummation of the Purchase and Assumption have been obtained and are in full force and effect, and no other orders, consents, permits, or approvals of any Texas or federal governmental authority that such counsel would, in its experience, reasonably recognize as directly applicable to Sellers or to transactions of the type contemplated by the Agreement and Related Documents are required to be obtained by Sellers for the execution and delivery by Sellers of, and performance on or before the date of the opinion of their respective obligations under, the Agreement and Related Documents.

d. Each of Sellers has been duly incorporated and is validly existing in good standing under the laws of the State of Texas and Nevada, respectively, with corporate power and corporate authority to enter into and consummate the transactions contemplated by the Agreement.

e. The Bank has been duly incorporated and is validly existing in good standing under the laws of the United States and has been authorized by the Office of Thrift Supervision to conduct the business of a federal savings bank; the Bank has the corporate power and corporate authority to enter into and consummate the transactions contemplated by the Agreement and the Purchase and Assumption; the Bank is a member in good standing of the Federal Home Loan Bank of Dallas and the savings accounts of the depositors in the Bank are insured by the Savings Association Insurance Fund of the FDIC in accordance with the rules and regulations of the FDIC.

                                  EXHIBIT E

             MATTERS TO BE COVERED BY OPINION OF COUNSEL TO BUYER
                    (SUBJECT TO CUSTOMARY QUALIFICATIONS)



a. Buyer has been duly incorporated and is validly existing under the laws of the State of Delaware, with corporate power and corporate authority to enter into and consummate the transactions contemplated by the Agreement. Purchaser has been duly incorporated and is validly existing under the laws of the United States [Texas] with corporate authority to consummate the transaction contemplated by the Agreement.

b. The Agreement and the Related Documents have been duly authorized by all necessary corporate action on the part of Buyer and Purchaser and have been duly executed and delivered by Buyer and Purchaser.

c. The execution and delivery by Buyer and Purchaser of, and performance on or before the date hereof of their obligations under, the Agreement and
Related  Documents  do  not  (i)    violate  the  respective  certificate  of
incorporation or charter or bylaws of Buyer and Purchaser, (ii) violate any state or federal statute, rule, or regulation that such counsel would, in its experience, reasonably recognize as directly applicable to Buyer and Purchaser or to transactions of the type contemplated by the Agreement and Related Documents, or (iii) breach or otherwise violate any existing obligation of Buyer and Purchaser under any order, judgment or decree of any court or governmental authority binding on Buyer and Purchaser and known to such counsel upon due inquiry of appropriate officers of Buyer and Purchaser.

d. All Requisite Regulatory Approvals required to be obtained by Buyer and Purchaser in order to permit the consummation of the Purchase and Assumption have been obtained and are in full force and effect, and no other orders, consents, permits or approvals of any state or federal governmental authority that such counsel would, in its experience, reasonably recognize as directly applicable to Buyer and Purchaser or to transactions of the type contemplated by the Agreement and Related Documents are required to be obtained by Buyer and Purchaser for the execution and delivery by Buyer and Purchaser of, and performance on or before the date of the opinion of its obligations under, the Agreement and Related Documents.

                           Franklin Federal Bancorp
                                 [Letterhead]


August  8,  1996

Mr.  Kirk  Simpson
Norwest    Corporation
Norwest  Center
6th  and  Marquette
Minneapolis,  MN    55479

Dear  Kirk,

This letter will serve as a supplement to the Purchase and Assumption Agreement dated as of August 7, 1996, by and between Club Corporation International, First Federal Financial Corporation, Franklin Federal Bancorp, A Federal Savings Bank ("Franklin"), and Norwest Corporation (the "Agreement"). Capitalized terms used in this letter and not otherwise defined shall have the meanings given to them in the Agreement.

As you are aware, Franklin is considering making three loans for which adequate information to enable Buyer to evaluate such loans was not yet available when the Agreement was executed; accordingly, Buyer did not agree to include these loans as "pipeline loans" on Schedule 6.2(p) of the Agreement. The loans in question are: (1) a commercial land development loan in the approximate principal amount of $3,175,000 to JPI Investment Company, L.P.;
(2) a construction and mini-perm loan for three speculative industrial buildings in the approximate principal amount of $4,400,000 to Barshop & Oles/Larry Parker: and (3) a construction and mini-perm loan for 50% of the construction cost for speculative office buildings in the approximate principal amount of $6,000,000 to Frank Navarro. If Franklin makes any of these loans and if Buyer does not provide its consent thereto upon a request for consent by Franklin pursuant to Section 6.2(p) of the Agreement, then the loans shall be deemed to be Excluded Assets and will not be sold or otherwise transferred to Buyer at the Closing.

Very  truly  yours,

/s/  Leonard  E.  Huber

Leonard  E.  Huber
President  and  Chief  Executive  Officer

Mr.  Kirk  Simpson
August  8,  1996
Page  2



ACKNOWLEDGED  AND  AGREED  TO:

Norwest  Corporation:

By:          ___________________________
Title        ___________________________


Club  Corporation  International

By:          /s/James  P.  McCoy
Title:       Chief  Financial  Officer


First  Federal  Financial  Corporation

By:          /s/  James  P.  McCoy
Title:       President



Schedule 1.1
Assumed Liabilities
As of June 30, 1996


GL #                 DESCRIPTION                           06/30/96

                     LIABILITIES
                     DEPOSITS
                     NON-CERTIFICATE ACCOUNTS
                     INT BEAR TRANS ACCOUNTS
201000               FRANKLIN FED PLUS                24,307,674.48
201010               FRANKLIN FED CLUB                 1,861,226.53
201020               FRANKLIN FED FREEDOM             26,415,223.33
201030               COMMERCIAL I/B CHECKING           5,334,870.76
                                                     ---------------
                     TOT INT BEAR TRANSACTION         57,918,995.10

                     NON-INT BEAR TRANSACTION
205000               CHECKING ACCT-PERS               13,273,721.58
205050               CHECKING ACCT-COMM               39,055,127.08
205100               FRANKLIN CHECKING                     2,454.47
205150               FMCC CUSTODIAL P & I                      0.01
205160               FMCC CLEARING ACCTS                  17,334.46
205200               TT&L REMITTANCE                     198,111.53
                                                     ---------------
                     TOT NON-INT TRANSACTION          52,546,749.13
                                                     ---------------
                     TOTAL TRANSACTION               110,465,744.23

                     SAVINGS ACCOUNTS
                     MONEY MARKET DEP ACCOUNTS
210000               MONEY MARKET ACCTS              123,438,050.18
210050               MONEY MKT IRA/KEOGH               2,994,455.24
210075               COMMERCIAL MONEY MARKET          12,617,721.03
                                                     ---------------
                     TOT MONEY MKT DEPOSITS          139,050,226.45

                     PASSBOOK ACCOUNTS
221000               STATEMENT SAVINGS                20,589,175.53
221050               YNG SAVERS STMT SVGS              2,521,953.16
221100               TIME DEP MATURITIES               2,126,532.40
                                                     ---------------
                     TOTAL PASSBOOK ACCOUNTS          25,237,661.09
                                                     ---------------
                     TOTAL SAVINGS ACCOUNTS          164,287,887.54
                                                     ---------------
                     TOTAL NON-CERTIFICATE DEPOSITS  274,753,631.77

                     FIXED MATURITY DEPOSITS
                     FIXED RATE CERTIFICATES
230000               FIXED RATE CERTIFICATES         257,550,775.29
                                                     ---------------
                     TOTAL FIXED RATE CERTIFICATES   257,550,775.29

                     VARIABLE RATE CERTIFICATES
231000               VARIABLE RATE CERTIFICATES       12,103,732.14
                                                     ---------------
                     TOT VARIABLE RATE CERTIFICATES   12,103,732.14
                                                     ---------------
                     TOTAL CERTIFICATES              269,654,507.43
                                                     ---------------
                     TOTAL DEPOSITS                  544,408,139.20

                     BORROWED MONEY
                     OTHER BORROWED MONEY
252030               CUSTOMER REV REPOS               13,129,821.87
                                                     ---------------
                     TOT OTH BORROWED MONEY           13,129,821.87
                                                     ---------------
                     TOTAL BORROWED MONEY             13,129,821.87

                     OTHER LIABILITIES
                     ACCRUED INT PAYABLE
270000               DDA SYSTEM                          200,275.76
270010               SAVINGS SYSTEM                    1,560,050.21
272030               A/I-CUST REV REPO                        83.67
                                                     ---------------
                     TOTAL ACCRUED INT                 1,760,409.64

                     ACCOUNTS PAYABLE
281020               ACCR RENTAL EXP                     672,118.19
281075               ACCR CURR MONTH EXP                 253,502.94
281080               ACCR OTHER EXPENSES                  29,462.25
281100               WH EMP PAYROLL TAXES                     (3.54)
281105               WH EMP SOC SEC TAXES                    (41.27)
281111               WH EMP 125 ADDL.                      9,329.52
281120               WH EMP CAP ACCUM PLN                     87.83
281125               WH EMP CHARITY FUNDS                    506.30
281130               WH INCOME TAXES-DDA                     199.70
281135               WH INCOME TAXES-CD                      693.63
281200               BRANCH CHECKS                     2,753,819.34
281210               LN DISBURSEMENT CKS               1,111,760.42
281225               INTEREST CHECKS                     154,024.49
281230               INTEREST CKS CLRNG                    1,579.29
281235               EXPENSE CHECKS                      408,758.49
281237               GROUP BENEFIT CHECKS                 11,837.76
281238               125 ADDL DISBRSMTS                    1,424.45
281250               PAYROLL CHECKS                        3,379.33
281255               COV LN DISBURSEMENT                  19,234.90
281257               OTHER C/A DISB CKS                     (429.33)
281330               IOLTA REMITTANCES                     1,429.58
281355               A.I.M. CLEARING                      20,601.64
281383               VSI TA PAYABLE                        5,107.66
281400               ATM SETTLEMENT                        1,351.87
                                                     ---------------
                     TOTAL ACCOUNTS PAY                5,459,735.44

                     ADV PAYABLE TO BORROWERS
282000               ADVANCE PAYMENTS TO BWRS          1,284,367.04
282050               FFB PERSONAL ESC-C/L                960,383.70
282060               FFB PERSONAL ESC-I/L                   (844.37)
                                                     ---------------
                     TOT ADV PAYABLE TO BORROWERS      2,243,906.37

                     OTHER LIABILITIES
288015               REO PROP FUNDS-HLDNG                  7,572.39
288020               A-H INS PREMIUM                          (2.61)
288025               CRED LIFE & ACC PREM                  2,409.10
288050               TENANT SECUR DEPOSITS                 2,942.21
288065               TERM BANK-A/P                       105,386.57
288068               DEALER DRAFTS OUTSTANDING          (236,466.97)
288090               COMMITMENT FEES                     133,507.65
288095               LOC COMMITMENT FEES                  77,256.59
                                                     ---------------
                     TOTAL OTHER LIABILITIES              92,604.93
                                                     ---------------
                     TOTAL OTHER LIABILITIES           9,556,656.38
                                                     ---------------
                     TOTAL LIABILITIES               567,094,617.45

                               SCHEDULE  1.1(A)

                            EMPLOYEE BENEFIT PLANS


FFB  FLEXIBLE  BENEFITS  PLAN
A salary reduction program which allows the employee portion of group medical and dental insurance premiums to be made on a pre-tax basis. A qualified cafeteria plan under IRS Code Section 125.
TPA:    First  Integrated  Health

FFB  SUPPLEMENTAL  HEALTH  CARE  PLAN
A Section 125 qualified cafeteria plan allowing employees to receive reimbursements for out-of-pocket health care expenses from a pre-tax fund established with employee contributions.
TPA:    First  Integrated  Health

FFB  DEPENDENT  CARE  PLAN
A Section 125 qualified cafeteria plan allowing employees to receive reimbursements for work-related dependent care expenses from a pre-tax fund established with employee contributions.
TPA:    First  Integrated  Health

FFB  EMPLOYEE  ASSISTANCE  PROGRAM
Confidential professional counseling services to assist employees and dependents with health, behavioral, and/or social issues. Fully company funded.
Carrier:    Behavioral  Health,  Inc.

FFB  401K  PLAN
A qualified defined contribution retirement savings plan. Employees may contribute up to 10% of their base salary on a pre-tax basis; the company match  equals  100%  up  to  3%  of  base  salary.
Trustee:    Fidelity  Investments

FFB  GROUP  TERM  LIFE  INSURANCE  PLAN
Basic  group  life  insurance  covering  all  employees which provides a death
benefit  equal  to  two  times  base  annual  salary.    Fully company funded.
Carrier:    MetLife

FFB  SUPPLEMENTAL  TERM  LIFE  INSURANCE  PLAN
Optional group term life insurance covering employees and dependents. Employees may elect to be covered up to an additional two times base annual salary, spouses may be covered up to 50% of the employee's eligible coverage,
and  children  may  be  covered  up  to  $10,000.    Employee  funded.
Carrier:    MetLife

FFB  ACCIDENTAL  DEATH  AND  DISMEMBERMENT  PLAN
Additional death benefit covering all employees which provides for two times the basic group life insurance benefit if the cause of death is accidental. Benefits are also provided for various accidental losses such as hand, foot,
eyesight,  or  hearing.    Fully  company  funded.
Carrier:    MetLife

FFB  UNIFIED  DISABILITY  PLAN
Short-term disability benefit of 66% of base salary up to 13 weeks covering short-term illnesses and injuries of employees. Long-term disability benefit
of  60%  of  base  salary  up  to  age  65.    Fully  company  funded.
Carrier:    MetLife

FFB  UNIFIED  DISABILITY  PLAN  (OFFICERS)
Short-term disability benefit of 66% of salary up to 13 weeks covering short-term illnesses and injuries. Long-term disability benefit of 70% of base salary up to age 65 for officers elected after January 1, 1996. Fully company funded.
Carrier:    MetLife

FFB  LONG-TERM  DISABILITY  INCOME  PLAN
Long-term  disability  benefit  equal  to 60% of salary up to age 65.  (Please
note:    Plan  terminated  on  December  31,  1995).
Carrier:    UNUM

FFB  LONG-TERM  DISABILITY  INCOME  PLAN  (OFFICERS)
Individual  long-term disability benefit equal to 20% of base salary up to age
65.    Officers  elected  prior to January 1, 1996 are covered.  Fully company funded.
Carrier:    UNUM

FFB  GROUP  HEALTH  PLAN  (HMO)
Major  medical  insurance  coverage,  including prescriptions and vision care,
provided  through  a  Preferred  Provider  Organization.    Out-of-network
(indemnity) benefits also available. Coverage options include Employee Only, Employee & Spouse, Employee & Children, and Employee & Family. Employee pays 20-30% of premium, company funds 70-80% of premium.
Carrier:    Prudential  (PruCare)

FFB  GROUP  HEALTH  PLAN  (PPO)
Major medical insurance coverage, including prescriptions and vision care, provided through a
Preferred Provider Organization. Out-of-network (indemnity) benefits also available. Coverage options include Employee Only, Employee & Spouse, Employee & Children, and Employee & Family. Employee pays 20-30% of premium, company funds 70-80% of premium.
Carrier:    Prudential  (PruPlus)

FFB  GROUP  DENTAL  PLAN  (DMO,  TRADITIONAL)
Basic, major and restorative dental insurance provided through either a Dental Maintenance Organization or a traditional indemnity option. Coverage options include Employee Only, Employee & Spouse, Employee & Children, and Employee & Family. Employee pays 14-19% of premium, company funds 81-86% of premium.
Carrier:    Prudential

FFB  EDUCATION  ASSISTANCE  PROGRAM
Education reimbursement program assisting employees to enhance their skills through college courses, professional examinations, and training workshops and
seminars.    All employees with a minimum of 90 days employment are eligible.
Fully  company  funded  and  administered.

FFB  PERFORMANCE  BONUS  PLAN
A bonus pay program designed to motivate employees to maximize productivity and exceed the banking segment profit plan. All employees with a minimum of six months employment are eligible. The bonus pay may equal up to four weeks
salary.    Fully  company  funded  and  administered.

FFB  SALARY  CONTINUATION  PLAN
A severance pay plan providing salary continuation in lieu of advance notice upon involuntary termination from employment due to a position elimination or reduction in work force. Pay equals one week salary per $5,000 of annual base
salary.    Fully  company  funded  and  administered.

FFB  ENHANCED  SEVERANCE  PLAN
A  severance  pay  program  which  provides  employees  with double the Bank's
existing  Salary  Continuation  benefits.    Employees  covered  are  those
involuntarily terminated due to the sale of the Bank who do not receive an offer of employment in the Austin area from the acquiring institution comparable to their current position in terms of hours and pay. Severance pay equals two weeks salary per $5,000 of annual base salary. Fully company funded and administered.

FFB  CRITICAL  EMPLOYEE  INCENTIVE  PLAN
An incentive pay program developed to encourage selected employees to remain with the Bank up to the close of its sale. Employees covered are in critical functions and positions essential to "keeping the door open." This incentive will be paid to the employees whether or not they have employment with the acquiring institution. The incentive pay equals one week salary per $5,000 of
annual  base  salary.    Fully  company  funded  and  administered.

FFB  VALUE  ADDED  EMPLOYEE  INCENTIVE  PLAN
An incentive pay program designed to encourage selected employees to positively influence the value of the Bank up to the close of its sale. This incentive will be paid to the employees whether or not they have employment with the acquiring institution. The incentive pay which is based on net sales proceeds may be as much as 114.29% of one week salary per $5,000 of annual
base  salary.    Fully  company  funded  and  administered.

                               SCHEDULE 1.1(B)

                               BANKING CENTERS

Airport  Banking  Center                  Round Rock Banking Center
5900  Airport  Boulevard                  505  Round  Rock  Avenue
Austin,  TX    78752                      Round Rock, TX  78664

Downtown  Banking  Center                 South Congress Banking Center
111  Congress  Avenue                     2336 South Congress Avenue
Austin,  TX    78701                      Austin,  TX  78704

Far  West  Banking  Center                Tarrytown Banking Center
3601  Far  West  Boulevard                3105  Windsor
Austin,  TX    78731                      Austin,  TX  78703

Jefferson  Banking  Center                The Money Market at Fiesta
3720  Jefferson                           3909 North IH-35
Austin,  TX    78731                      Austin,  TX  78722

Lake  Creek  Banking  Center              Westlake Banking Center
13729  Research  Boulevard                3738  Bee  Caves  Road
Austin,  TX    78750                      Austin,  TX  78746

Loan  Production  Offices  -  There  are  none.

Other  Banking  Offices  -  There  are  none

                                ATM LOCATIONS

Airport  Banking  Center                  South Congress Banking Center
5900  Airport  Boulevard                  2336 South Congress Avenue
Austin,  TX    78752                      Austin,  TX  78704
(outdoor)                                 (outdoor)

Downtown  Banking  Center                 Tarrytown Banking Center
111  Congress  Avenue                     Austin, TX  78703
Austin,  TX    78701                      Austin,  TX  78703
(1  outdoor  and  1  indoor)              (outdoor)

Far  West  Banking  Center                The Money Market at Fiesta
3601  Far  West  Boulevard                3903  North  IH-35
Austin,  TX    78731                      Austin,  TX  78722
(outdoor)                                 (indoor)

Lake  Creek  Banking  Center              Westlake Banking Center
13729  Research  Boulevard                3738  Bee  Caves  Road
Austin,  TX    78750                      Austin,  TX  78746
(outdoor)                                 (outdoor)

Round  Rock  Banking  Center
505  Round  Rock  Avenue
Round  Rock,  TX    78664
(outdoor)

                               Schedule  1.1(c)

                              UNRECORDED ASSETS

(i) Refunds due upon amendment of Texas corporate franchise tax reports for tax years ending 1991, 1992, and 1994; expected to total $150,900

(ii)          Claims  due  from  third  parties.




SCHEDULE 1.1(D)
EXCLUDED CONTRACTS


                  1  Indemnity Agreement dated May 21, 1990 by First Federal
                     Financial Corporation as 100% stockholders of Franklin
                     Federal Bancorp, A Federal Savings Bank
                  2  Master Lease Agreement dated March 22, 1993 between Kennedy
                     Welding Supply & Equipment Corporation and Franklin Federal
                     Bancorp
                  3  Letter dated May 5, 1993 from Liddell, Sapp, Zivley, Hill &
                     LaBoon, LLP to Franklin Federal Bancorp, A Federal Savings
                      Bank
                  4  Credit Card Processing Agreement dated September 1993
                     between First USA Merchant Services, Inc. and Franklin Federal
                     Bancorp, A Federal Savings Bank
                  5  Dealer Agreement dated February 25, 1993 between Prestige
                     Chrysler Plymouth, Inc. and Franklin Federal Bancorp, A Federal
                     Savings Bank
                  6  Administrator Services Agreement dated May 1, 1991 between
                     Franklin Securities Corporation and Franklin Federal Bancorp, A
                     Federal Savings Bank
                  7  Insurance Services Agreement dated May 28, 1991 between Great
                     Northern Insured Annuity Corporation and Franklin Securities
                      Corporation
                  8  Securities Services Agreement dated June 12, 1991 between GNA
                     Securities, Inc. and Franklin Securities Corporation
                  9  Marketing Agreement dated December 1, 1995 between Great
                     Northern Insured Annuity Corporation and Franklin Insurance
                      Services, Inc.
                 10  Indirect Lending Services Agreement dated March 1, 1996 between Ultra Funding Ltd., a Texas limited partnership and
                     Franklin Federal Bancorp, A Federal Savings Bank
                 11  Confidentiality Agreement between Ultra Funding, Ltd. and
                     Franklin Federal Bancorp, A Federal Savings Bank
                 12  Proposal and Acceptance dated March 13, 1996 between T.L.
                     Thompson & Associates, Inc. and Franklin Federal Bancorp, A
                     Federal Savings Bank
                 13  Agreement dated April 19, 1994 between First Equity Corp. and
                     Franklin Federal Bancorp, A Federal Savings Bank
                 14  Purchase Agreement dated October 20, 1994 between John H.
                     Harland Company and Franklin Federal Bancorp, A Federal
                     Savings Bank
                 15  Amended and Restated Employment Agreement dated August 24,
                     1994 between Franklin Federal Bancorp, A Federal Savings
                     Bank, and Leonard E. Huber.
                 16  Bloomberg Agreement dated January 17, 1990 between
                     Bloomberg L.P. and Franklin Federal Bancorp, A Federal Savings
                     Bank
                 17  Tandem Program Service Agreements (2) dated July 29, 1993 between National Revenue Corporation and Franklin Federal
                     Bancorp, A Federal Savings Bank (System #s 2586R and 4563R)
                 18  Correspondent Loan Purchase Agreement dated October 13, 1994 between BancBoston Mortgage Corporation and Franklin Federal
                     Bancorp, A Federal Savings Bank
                 19  Wholesale Correspondent Agreement dated November 10, 1994 between Home Financing Unlimited, Inc. and Franklin Federal
                     Bancorp, A Federal Savings Bank
                 20  Small Business Scoring Service - Credit Desk License Agreement
                     dated August 29, 1995 between Fair, Isaac and Company, Inc.
                     and Franklin Federal Bancorp, A Federal Savings Bank
                 21  Cash Advance Program Participation Agreement dated February
                     25, 1994 between Discover Card Services, Inc. and Franklin
                     Federal Bancorp, A Federal Savings Bank
                 22  Electronic Data Processing Services Agreement dated January 1,
                     1992 between Computer Power, Inc. and FFB Mortgage Capital
                     Corporation
                 23  Electronic Data Processing Services Agreement dated January 1,
                     1992 between Computer Power, Inc. and Franklin Federal
                     Bancorp, A Federal Savings Bank
                 24  Associate Agreement for Merchant Processing Services dated
                     January 16, 1990 between Bank One, Indianapolis, N.A. and
                     Franklin Federal Bancorp, A Federal Savings Bank
                 25  Bank Card Associate Agreement dated July 3, 1989 between
                     Bank One, Indianapolis, N.A. and Franklin Federal Bancorp, A
                     Federal Savings Bank
                 26  Commercial Card Correspondent Bank Agreement dated
                     September 13, 1995 between First USA Financial Services, Inc.
                     and Franklin Federal Savings Bank
                 27  Program Security Agreement dated August 24, 1993 between
                     VISA USA, Inc. and Franklin Federal Bancorp, A Federal
                     Savings Bank
                 28  Any Employee Program or Contractual Employment Agreement
                     with any Employee of Bank (except for the Enhanced Severance
                     Plan)
                 29  Any tax sharing or other agreement between Franklin Federal
                     Bancorp, A Federal Savings, Bank and any affiliate

                               SCHEDULE 1.1(E)

                             FRANKLIN PLAZA LEASE

LESSOR:
ZML-Franklin  Plaza  Limited  Partnership

LOCATION:
111 Congress Avenue, part of the first floor and all of the second, third and fourth floors

AREA:
58,432  square  feet

RENT:
$14  per square foot per year, plus 11.3% share of operating costs of building

ASSIGNMENT/SUBLETTING:
May be assigned or sublet to affiliate or successor by merger or purchase and assumption without landlord's consent; up to 13,000 square feet may be sublet to non-affiliate without landlord's consent; sublease of more than 13,000 square feet requires landlord's consent and gives landlord option to either terminate lease with respect to space to be sublet or receive 50% of rent in excess of tenant's rental

OTHER:
(i) Covered parking: one unreserved space per 600 square feet at $41.25 per month, one unreserved space per 2,000 square feet at $63.75 per month, one executive space per 10,000 square feet;

(ii)          Right  of  first offer for 16,254 square feet on the plaza level


                       FRANKLIN PLAZA MOTOR BANK LEASE

LESSOR:
ZML-Franklin  Plaza  Limited  Partnership

LOCATION:
Franklin  Plaza,  Brazos  Street  and  East  First  Street

AREA:
14,262  square  feet

TERM:
Beginning October, 1992 and continuing until expiration of Franklin Plaza lease, but may be terminated by either party effective on or after five years following commencement on 18 months notice

RENt:
No rent for first five years; rent for remaining term to equal property taxes assessed against property

ASSIGNMENT/SUBLETTING:
Landlord's  consent  required  for  assignment  or  sublease  to non-affiliate

                             SCHEDULE 1.1(F)

                          INTELLECTUAL PROPERTY

The Bank believes it has a common law service mark in the words "Franklin Federal," to describe a financial institution, and in the use of these words in conjunction with a picture of Ben Franklin or the Franklin Plaza Building.

Computer  Applications  Licenses  also  exist.



Schedule 1.1(g)
INVESTMENT SEGMENT ASSETS
AS OF JUNE 30, 1996


INVESTMENT DESCRIPTION:                           CUSIP #     BOOK VALUE
- ------------------------------------------------  ----------  ---------------


MORTGAGE BACKED SECURITIES:

U.S. GOVT & AGENCY MORTGAGE POOLS:

  FHLMC #M90140                                    31282UEM5     2,936,262.86
  FNMA #50768                                      313615MR4       152,206.22
  FNMA #222999                                     31369WUY3       316,224.27
  FNMA #50915                                      313615SC1       178,144.11
                                                              ---------------
      TOTAL U.S. GOVT. & AGENCY MORTGAGE POOLS:               $  3,582,837.46
                                                              ---------------

PRIVATE MORTGAGE POOLS:

  GMAC PC 1990-B1-A                               N/A            1,403,787.52
  AHT 1-4                                          026709AF2     2,059,270.64
  SEARS 1988-B1                                   812375AJ21        75,274.76
  SEARS 1988-B1                                   812375AJ22        28,987.56
  PRU HOME 89-9-A1                                 74434RAU5       254,342.98
  RFC 1987-S4                                      760920AF5     1,327,198.32
                                                              ---------------
                                                              $  5,148,861.78
                                                              ---------------

TOTAL MORTGAGE BACKED SECURITIES:                             $  8,731,699.24
                                                              ---------------

COLLATERAL MORTGAGE OBLIGATIONS:

  BEAR 1991-1-A                                    073912AA5        68,798.54
  M. MIDLAND 91-1-A7                              568282BV8R       112,236.96
  RFC 1992-S33-A3                                  7609203T3       313,495.30
  RFC 93-S27-A4                                    760944PF9    15,289,129.63
  CITICORP 1993-11-A                               172921E79    12,469,825.87
  PRU HOME 93-44-A1                                74434TXQ5    15,647,132.42
  SAXON 1993-10-A2                                 805570CV8    18,068,868.26
  COUNTRY 1993-C-A                                 126690JQ0    31,005,635.60
  PRU HOME 93 51 A-8                               74434TZW0    24,560,653.57
                                                              ---------------

      TOTAL COLLATERAL MORTGAGE OBLIGATIONS:                  $117,535,776.15
                                                              ---------------

TOTAL PORTFOLIO:                                              $126,267,475.39
                                                              ===============

                              SCHEDULE  1.1  (H)

                              MATERIAL CONTRACTS

CONTRACTS:

1.          Data  Processing.
Service Agreement by and between Franklin Federal Bancorp, A Federal Savings Bank and Automatic Data Processing, Inc. and its wholly-owned subsidiary ADP-BIS, Inc. dated June 30, 1989, including an Addendum by and between Bisys, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated July 1, 1993, and a Second Addendum between Bisys, Inc. and Franklin Federal Bancorp, A Federal Saving Bank, dated May 2, 1994.

Annualized  June  30,  1996          Payments          $1,250,000


2.          Item  Processing.
Service Agreement between Bisys Document Processing, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated September 1, 1993, as amended by a First Addendum dated March 1, 1996, and a Second Addendum dated June 3, 1996.

Annualized  June  30,  1996          Payments          $800,000


3.          Off-Site  Storage.
Storage and Services Agreement by and between File Box, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated May 6, 1992, and Addendum dated August 21, 1992.

Annualized  June  30,  1996          Payments          $108,000


4.          Debit  Card  Processing.
Electronic Funds Transfer Processing Services Agreement by and between Specialty Network Services, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated January 1, 1994.

Annualized  June  30,  1996          Payments          $90,000


5.          ATM  Servicing.
Maintenance Agreement by and between Diebold, Incorporated and Franklin Federal Bancorp, A Federal Savings Bank, dated January 10, 1996, including Multi-Year Addendum, Automatic Teller Machine Unaccompanied Response Supplement, and Supplement to Maintenance Agreement for Subcontracted Service.

Annualized  June  30,  1996          Payments          $75,000


6.          Relational  Database.
Software Support Agreement and License Agreement by and between Information Empowerment Group, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated August 12, 1993.

Annualized  June  30,  1996          Payments          $65,000


7.          Cleaning  Services.
Contract by and between Austin All-Services and Franklin Federal Bancorp, A Federal Savings Bank, dated January 23, 1996.

Annualized  June  30,  1996          Payments          $56,000


8.          Copy  Machine  Lease.
Lease Agreement by and between American Business Credit Corporation, A Danka Company, and Franklin Federal Bancorp, A Federal Savings Bank, dated December 14, 1995; and Equipment Maintenance and Supply Annual Agreement by and between Danka Industries, Inc. and Franklin Federal Bancorp, A Federal Savings Bank.

Annualized  June  30,  1996          Payments          $52,000


9.          Telephone  System.
Maintenance  Agreement  between  ICS  Telephones,  Inc.  and  Franklin Federal
Bancorp,  A  Federal  Savings  Bank,  dated  February  15,  1996.

Annualized  June  30,  1996          Payments          $50,000


10.          Computer  Output  Microfilm  Service.
Computer Output Microfilm Service Agreement dated September 7, 1990 between Dataplex Corporation and Franklin Federal Bancorp A Federal Savings Bank.

Annualized  June  30,  1996          Payments          $46,000


11.          Banking  Center  Security.
Commercial Sales Proposals/Agreements by and between ADT Security Systems, Southwest, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, for the various banking center locations, dated from June 26, 1991 and March 6, 1996.

Annualized  June  30,  1996          Payments          $32,000


12.          Landscape  Maintenance.
Grounds  Maintenance  Agreement  by  and  between  The Greenhouse and Franklin
Federal  Bancorp,  A  Federal  Savings  Bank,  dated  September  8,  1995.

Annualized  June  30,  1996          Payments          $25,000


PROPERTY  LEASES:

13.          Franklin  Plaza  Lease.
Lease Agreement between ZML-Franklin Plaza Limited Partnership, successor-in-interest to The Travelers Insurance Company and to One Congress Plaza, Ltd., a Texas limited partnership, (Landlord), and Franklin Federal Bancorp, A Federal Savings Bank (Tenant), dated October 26, 1989, as amended by instruments dated September 1, 1990, November 1, 1991, July 1, 1992, June 30, 1993, September 30, 1993, December 30, 1993, and March 16, 1995.

Annualized  June  30,  1996          Payments          $2,100,000


14.          Franklin  Plaza  Motor  Bank  Ground  Lease.
Lease Agreement by and between ZML-Franklin Plaza Limited Partnership, successor-in-interest to The Travelers Insurance Company, (Landlord) and Franklin Federal Bancorp, A Federal Savings Bank (Tenant), dated October 27, 1992.

Annualized  June  30,  1996          Payments          $0



15.          Lake  Creek  Ground  Lease.
Lake Creek Festival Ground Lease by and between Lake Creek Investors, Ltd. and Franklin Federal Bancorp, A Federal Savings Bank, dated January 28, 1991, and First Amendment thereto.

Annualized  June  30,  1996          Payments          $80,500

16.          Westlake  Hills  Lease.
Lease  Agreement  by  and  between  Protective  Life  Corporation and Franklin
Federal  Bancorp,  A  Federal  Savings  Bank,  dated  June  19,  1991.

Annualized  June  30,  1996          Payments          $56,000


17.          Airport  Lease.
Lease Contract by and between Franklin Federal Bancorp, A Federal Savings Bank, as successor-in-interest to Franklin Federal Savings and Loan Association of Austin, and Austin Banking Company, dated February 1, 1971.

Annualized  June  30,  1996          Payments          $41,000


18.          Tarrytown  Ground  Lease.
Ground Lease Agreement by and between Westenfield Development Company and Franklin Federal Bancorp, A Federal Savings Bank, as successor-in-interest to Franklin Savings Association, dated June 21, 1986.

Annualized    June  30,  1996  Payments          $37,400


19.          Fiesta  Lease.
Sublicense Agreement by and between National Commerce Bank Services, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated January 21, 1993.

Annualized  June  30,  1996          Payments          $22,500


20.          Wal-Mart  ATM  Agreement.
Automated Teller Machine (ATM) License Agreement by and between Wal-Mart Stores, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated August 16, 1995.

Annualized  June  30,  1996          Payments          $9,600


21.          Jefferson  Ground  Lease.
Lease Agreement by and between Emile Jamail, as sublessor, and Franklin Federal Bancorp, A Federal Savings Bank, as successor-in-interest to Franklin Savings Association, as sublessee, dated November 7, 1974.

Annualized  June  30,  1996          Payments          $2,400


SERVICING  AND  RELATED  AGREEMENTS  FOR  LOANS  SERVICED  BY  OTHERS:

22. Servicing Agreement dated September 1, 1991 between Franklin Federal Bancorp, A Federal Savings Bank and Mellon Mortgage Company (as successor to FFB Mortgage Capital Corporation pursuant to a Mortgage Servicing Purchase and Sale Agreement by and between FFB Mortgage Capital Corporation and Metmor Financial, Inc., dated November 30, 1994.)

23. Purchase Price and Terms Letter by and between Kidder Peabody Mortgage Capital Corporation and Franklin Federal Bancorp, A Federal Savings Bank, dated December 16, 1993, including the assigned Servicing Agreement by and between Kidder Peabody Mortgage Capital Corporation and Bluebonnet Savings Bank FSB, dated November 30, 1993. Servicing subsequently purchased by Bank United of Texas FSB, effective December 31, 1994.

24. Master Servicing Agreement among Ryland Mortgage Company (Master Servicer), Franklin Federal Bancorp, A Federal Savings Bank (purchaser), and Prudential Securities Realty Funding Corporation (Seller), dated July 1, 1993; regarding loans purchased under a Purchase Price and Terms Letter by and between Prudential Securities Realty Funding Corporation and Franklin Federal Bancorp, A Federal Savings Bank, dated April 1, 1993, pursuant to Seller's Warranties and Servicing Agreements by and between Prudential Securities Realty Funding Corporation (Initial Purchaser) and: (a) American Residential Mortgage Corporation (Seller and Servicer) dated January 1, 1994; (b) Arbor National Mortgage, Inc. (Seller and Servicer) dated May 1, 1992; (c) Main Line Federal Savings Bank (Seller and Servicer) dated August 1, 1993; (d) ARCS Mortgage, Inc. (Seller and Servicer) dated February 1, 1994; and, (e) Sunbelt National Mortgage Corporation (Seller and Servicer) dated August 1, 1993. Master Servicing subsequently acquired by Norwest Bank, as successor-in-interest to Ryland Mortgage Company.

25. Purchase Price and Terms Letter by and between Prudential Securities Realty Funding Corporation and Franklin Federal Bancorp, A Federal Savings Bank, dated March 5, 1992 as amended, pursuant to a Seller's Warranties and Servicing Agreement by and between Prudential Securities Realty Funding
Corporation (Purchaser) and America's Lending Network, Inc. (Seller and Servicer) dated June 1, 1992, as assigned to First Nationwide Mortgage Corporation by America's Mortgage Servicing, Inc. on behalf of America's Lending Network, Inc., dated February 7, 1995.

26. Seller's Warranties and Servicing Agreement by and between Lehman Commercial Paper Incorporated (Purchaser) and Shearson Lehman Hutton Mortgage Corporation dated July 1, 1993, as assigned by Purchaser to Franklin Federal Bancorp, A Federal Savings Bank, dated August 2, 1993. Servicing subsequently acquired by GE Capital Mortgage Servicers.

OTHER:

27. Bankruptcy Reserve Fund Trust Agreement dated as of March 1, 1993 by and between Franklin Federal Bancorp, A Federal Savings Bank, and State Street Bank and Trust Company (Trustee), pursuant to: (i) a Pooling and Servicing
Agreement dated March 1, 1993 among Prudential Securities Secured Financing Corporation (Depositor), Ryland Mortgage Company (Master Servicer), Countrywide Funding Corporation, America's Lending Network, Inc., Arbor National Mortgage, Inc. (Servicers), and State Street Bank and Trust Company (Trustee), relating to the Depositor's Mortgage Pass-Through Certificates, Series 1993-2, and (ii) an Unaffiliated Seller's Agreement dated April 1, 1993 by and between Prudential Securities Secured Financing Corporation, and Franklin Federal Bancorp, A Federal Savings Bank.

28. Enhanced Severance Plan adopted by Franklin Federal Bancorp, A Federal Savings Bank, as of February 23, 1996, as it will be amended to provide for continuation of benefits for six months following the Closing and for outplacement services.

29. Financial Institutions Bond issued by Utica Mutual Insurance Company for annual period ending October 1, 1996.

30.          Computing  Applications  Licenses.

31. Loan Guaranty Agreement (Deferred Participation) by and between Small Business Administration (SBA), an agency of the United States Government, and Franklin Federal Bancorp, A Federal Savings Bank, dated June 13, 1994.

32. Corresponding Membership Application and Agreement between Cirrus Systems, Inc. and Franklin Federal Bancorp, A Federal Savings Bank, dated June 18, 1992.

                               Schedule 1.1(i)

                               Operating Sites

The  Bank's  corporate  headquarters  is  located  at:

111  Congress  Avenue
Austin,  Texas  78701

The  Bank  has  no  other  non-Branch  offices.



Schedule 1.1(j)
Purchased Assets
As of June 30, 1996


GL #                  DESCRIPTION                             06/30/96
- --------------------  -------------------------------  ----------------

                      ASSETS
                      CASH & CASH EQUIVALENT
                      CASH & DUE FROM BANK
100000                FEDERAL RESERVE BANK             $ 27,598,002.64
100012                TCB-OPERATIONS                      7,664,479.88
100500                CURR & COINS US $-                  2,771,131.03
100550                PETTY CASH                                250.00
101150                S.C. NATL DR CARD SET                  55,271.92
                                                       ---------------
                      CASH & DUE FROM BANK             $ 38,089,135.47

                      FLOAT
102120                FIRST USA MERCHANT DEP           $     25,638.94
102130                FIRST USA CS ADV                       38,765.00
102140                DR/CR CLRG ACCT                           298.79
102200                CASH COLLECTIONS                      494,225.39
102210                PAYMENT CLEARING                      (91,895.51)
102221                COMM LN PMTS IN PROC                  (54,475.17)
102223                UNAPPLIED CREDIT                       (7,018.97)
102250                WIRE TRANSFER CLRG                   (157,336.69)
102300                DDA SYSTEM REJECTS                    175,014.20
102303                DDA SYSTEM SUSPENSE                        (2.77)
102310                SAV SYS REJECTS                        39,260.21
102325                POD SUSPENSE                             (132.50)
102330                M/L & I/L SYS REJECT                   (1,462.88)
102345                ATM/POS CLEARING                       70,649.34
102346                ATM DISPUTED ITEMS                      2,603.85
102610                ADJUSTMENTS SUSPENSE                      674.11
102615                BOOKEEPING SUSPENSE                   188,394.44
102620                TCB/FED ENCODING ADJ                      574.38
102810                BRANCH TA                             (88,000.00)
102825                CONTROLLERS TA                        (38,283.72)
102840                LOAN SERVICING TA                    (447,790.03)
102843                ATM T/A                                50,000.00
102845                TERM BK - EMERGENCY                    58,000.00
102846                TERM BK ATM S CONGRES                  47,880.00
102847                TERM BK ATM-HO DT                      52,370.00
102848                TERM BK ATM-FIESTA                     68,414.73
102849                TERM BK ATM-TT                         11,770.00
102850                TERM BK ATM-RR                         92,070.00
102851                TERM BK ATM-HO                         48,708.45
102852                TERM BK ATM-LC                         68,520.00
102853                TERM BK ATM-WL                         69,090.00
102854                TERM BK ATM-FW                         59,370.00
102855                TERM BK ATM-AP                         75,720.00
102856                TERM BK ATM-SHER                       46,280.00
102857                TERM BK ATM WM-RSCH                    41,000.00
102858                TERM BK ATM WM-NP                      52,660.00
102859                TERM BK ATM WM-I35S                    36,840.00
102860                TERM BK ATM WM-290W                    27,680.00
102870                TERM BK-LN SER                            660.17
102908                HOST 9998 CATCH-ALL                   (24,607.38)
                                                       ----------------
                      FLOAT                               1,032,126.38
                                                       ----------------
                      TOTAL CASH & DUE FROM OTHERS     $ 39,121,261.85

                      FED FUNDS SOLD
110000                FED FUNDS SOLD                   $    160,510.84
                                                       ----------------
                      TOTAL FED FUNDS SOLD             $    160,510.84

                      INTEREST BEARING DEPO
                      DEMAND DEPOSITS
115400                FHLB IB DEMAND                   $  8,600,701.37
                                                       ----------------
                      DEMAND DEPOSITS                  $  8,600,701.37

                      TIME DEPOSITS
116500                FHLB TIME                        $    400,000.00
116525                COMMERCIAL BKS TIME                   134,778.00
                                                       ----------------
                      TIME DEPOSITS                         534,778.00
                                                       ----------------
                      TOTAL INTEREST BEARI                9,135,479.37
                                                       ----------------
                      TOTAL CASH & CASH EQ             $ 48,417,252.06

                      INVESTMENT SECURITIES
                      DEBT SECURITIES
122100                OTHER INVESTMENTS                $ 30,000,000.00
122101                REMAINING DISC OTHER                 (110,374.73)
122105                MKT VALUE DEBT                         16,564.73
                                                       ----------------
                      DEBT SECURITIES                  $ 29,906,190.00

                      EQUITY SECURITIES
122060                FNMA STOCK                       $      2,397.48
188100                FHLB STOCK                         23,652,400.00
188105                MKT VALUE EQUITY                       32,442.52
                                                       ----------------
                      EQUITY SECURITIES                  23,687,240.00
                                                       ----------------
                      TOTAL INVESTMENT SECURITIES      $ 53,593,430.00

                      MORTGAGE-BACK SECURITIES
                      PRIVATE MBS
130330                PVT MBS ARM AFS                  $ 46,512,891.97
130350                REMAINING PREM MBS AF                 369,867.86
130355                PVT MBS ARM UNREAL G/                (537,457.58)
                                                       ----------------
                      PRIVATE MBS                      $ 46,345,302.25

                      COLLAT MTG OBLIGATIONS
120080                PVT CMO'S ARM AFS                $ 26,708,667.23
120082                REMAINING PREM CMO AF                 321,606.92
120085                PVT CMO'S ARM AFS UNR                (122,698.51)
                                                       ----------------
                      COLLAT MTG OBLIGATIONS             26,907,575.64
                                                       ----------------
                      TOTAL MORTGAE-BACK SECURITIES    $ 73,252,877.89

                      LOANS RECEIVABLE
                      MORTGAGE LOANS
                      CONSTRUCTION MORTGAGES
                      SINGLE FAMILY
131002                CNST CV SFM PRN C/L              $  5,854,375.44
131010                CNST SFM DEFERRED FEE                (243,860.63)
131012                CNST SFM DEFERRED COS                  56,013.41
                                                       ----------------
                      SINGLE FAMILY                    $  5,666,528.22

                      MULTI-FAMILY
131102                CNST CV MFM PRN I/L              $  2,063,979.13
                                                       ----------------
                      MULTI-FAMILY                     $  2,063,979.13

                      NON-RESIDENTIAL
131202                CNST CV NR PRN C/L               $ 22,184,865.36
131204                CNST NR PART                       (4,999,971.44)
                                                       ----------------
                      NON-RESIDENTIAL                    17,184,893.92
                                                       ----------------
                      TOTAL CONSTRUCTION               $ 24,915,401.27

                      PERMANENT MORTGAGES
                      SINGLE FAMILY
132000                CV FSFM PRM M/L                  $ 41,497,791.08
132002                CV FSFM PRN C/L                       504,964.59
132004                SFM WAREHOUSE                      15,512,248.42
132010                CV DEFERRED FEES C/L                   (8,559.06)
132012                CV DEFERRED COSTS C/L                  12,734.68
132016                WAREHOUSE DEF COST                     11,455.92
132038                CV FSFM WRAP M/L                       (1,990.15)
132100                CV ASFM PRN M/L                    81,952,220.54
132102                CV ADFM PRN C/L                       911,000.00
132200                FHA/VA FSFM PRN M/L                   145,046.57
132300                FHA/VA ASFM PRN M/L                    58,070.72
132400                SFM GPM PRN M/L                     2,446,895.54
132500                SFM FHIL PRN M/L                      260,737.00
132504                SFM PRN I/L                           250,514.40
132550                SFM AHIL PRN M/L                       68,284.26
132620                FSFM DEFERRED FEES                   (359,692.98)
132622                FSFM DEF COST                         156,111.10
132700                PURCH DISC SFM I                   (2,898,714.31)
132705                PURCH LN DISC                        (261,193.39)
132760                LOAN PURCH PREM                       892,579.21
                                                       ----------------
                      SINGLE FAMILY                    $141,150,504.14

                      SFM HELD FOR SALE
132650                FIXED RATE PIPELINE              $    712,488.00
132655                DEFERRED FEES                         (10,628.52)
132657                DEFERRED COSTS                         15,441.27
                                                       ----------------
                      SFM HELD FOR SALE                $    717,300.75

                      MULTI-FAMILY
133000                CV FMFM PRN M/L                  $  8,518,727.97
133002                CV FMFM PRN C/L                     4,139,655.47
133010                CV PERM FMFM DEF FEES                (298,263.98)
133012                CV PERM FMFM DEF COST                 131,508.64
133100                CV AMFM PRN M/L                     9,926,647.15
133302                AMFM PRN C/L                       28,633,320.68
133400                MFM GPM M/L                           963,842.41
                                                       ----------------
                      MULTI-FAMILY                     $ 52,015,438.34

                      NON-RESIDENTIAL
134000                COMM REM PRN M/L                 $ 11,205,404.40
134002                COMM REM PRN C/L                   63,558,099.00
134500                COMM REM DEF FEES                    (404,122.27)
134502                COMM REM DEF COSTS                    138,522.82
                                                       ----------------
                      NON-RESIDENTIAL                  $ 74,497,903.95

                      LAND
135000                LAND PRN M/L                     $  1,728,320.53
135002                LAND PRN C/L                        1,177,646.64
135500                LAND DEF FEES                         (18,508.60)
135502                LAND DEF COSTS                         11,295.75
                                                       ----------------
                      LAND                                2,898,754.32
                                                       ----------------
                      TOTAL PERMANENT MT                271,279,901.50
                                                       ----------------
                      TOTAL MORTGAGE LOANS             $296,195,302.77

                      NON-MORTGAGE LOANS
                      COMMERCIAL LOANS
136002                CNRE SECUR PRN C/L               $ 28,235,933.15
136010                CNRE SBA I/L                          166,504.50
136012                CNRE I/L                            3,166,423.45
136052                CNRE SECUR SYND PART                 (322,913.71)
136102                CNRE UNSEC PRN C/L                    158,317.70
136200                CNRE SECUR DEF FEES                  (135,352.88)
136202                CNRE SEC DEF COST                     114,051.36
136500                NON-PERS DDA OVERDR                   165,144.40
                                                       ----------------
                      COMMERCIAL LOANS                 $ 31,548,107.97

                      CONSUMER LOANS
137000                LNS ON DEP I/L                   $  2,348,994.47
137030                INDIRECT AUTO PRINCIP              66,238,141.18
137033                INDIRECT AUTO DEALER                1,539,302.01
137035                INDIRECT BROKER FEE                   332,067.40
137040                PERS AUTO LNS I/L                  10,294,118.03
137050                PURCHASED 2ND LIEN HIL              6,615,273.70
137053                PURCH 2ND LIEN BROKER                 193,318.19
137060                OTHER PERS LNS I/L                  6,254,922.05
137100                CONSUMER DEF COSTS                    209,405.15
137200                CONSUMER DEF FEES                        (899.77)
137210                CONSUMER UED                          (30,841.54)
137500                PERS DDA OVERDR                     1,766,021.23
137505                PERS SAVINGS OVERDR                    11,185.50
137507                RESERVE LOC PRN I/L                 1,528,365.52
                                                       ----------------
                      CONSUMER LOANS                     97,299,373.12
                                                       ----------------
                      TOTAL NON-MORTGAGE                128,847,481.09
                                                       ----------------
                      SUBTOTAL                         $425,042,783.66

                      ALLOWANCE FOR LOAN
141010                GEN MTG PROV-LOSSES              $ (3,701,141.00)
141020                GEN MTG CHARGE OFFS                   456,674.00
141030                GEN MTG RECOVERIES                   (552,671.55)
141050                SPEC MTG PROV-LOSSES                 (970,896.95)
141060                SPEC MTG CHARGE OFFS                  958,942.95
141110                GEN NONMTG PROV-LOSS               (1,013,171.25)
141120                GEN NONMTG CHRG OFFS                1,050,648.41
141150                SPEC NMTG PROV-LOSS                  (286,728.90)
141160                SPEC NMTG CHRG OFFS                   155,465.32
                                                       ----------------
                      ALLOWANCE FOR LOAN                 (3,902,878.97)
                                                       ----------------
                      TOTAL LOANS                      $421,139,904.89

                      OTHER ASSETS
                      ACCRUED INCOME REC
150030                A/I FHLB TIME                    $      5,863.02
150150                A/I PVT CMO'S ARM                     174,934.40
150220                A/I PRIV MBS-ARM                      266,529.76
150300                A/I MTG M/L                         1,031,180.60
150302                A/I MTG C/L                           830,144.82
150308                NONACCRUAL LOANS                       (7,723.59)
150402                A/I NONMTG C/L                        466,382.72
150404                A/I NONMTG I/L                        160,136.47
150410                A/I PURCHASED HIL                      36,138.65
150416                INDIRECT AUTO LOANS                   366,310.96
                                                       ----------------
                      ACCRUED INCOME RECEIVABLE        $  3,329,897.81

                      REPOSSESSED ASSETS
160000                REAL ESTATE                      $    196,832.75
160010                AUTOMOBILE LOANS                       37,862.68
                                                       ----------------
                      REPOSSESSED ASSETS               $    234,695.43

                      OFFICE PREMISES & EQUIPMENT
179000                LAND IN USE                      $  1,438,999.00
179100                BUILDINGS                             198,207.43
179102                IMPROV TO FAC OWNED                   285,439.24
179200                A/D BUILDINGS                         (42,982.71)
179202                A/D IMP TO FAC OWNED                  (66,835.84)
179300                BLDGS-LEASED LAND                     928,471.06
179302                IMPROV TO FAC LEASED                  890,785.72
179400                A/D BLDGS-LEASED LND                 (397,581.10)
179402                A/D IMP TO FAC LSD                   (456,343.81)
179500                FURNITURE & FIXTURES                6,989,306.36
179502                A/D FURN & FIXT                    (6,012,217.57)
179520                ORIGINAL ART OBJECTS                   42,750.09
179530                TRANSPORTATION EQUIPM                  41,724.54
179532                A/D TRANSPORT EQUIPME                 (34,024.05)
                                                       ----------------
                      TOTAL OFFICE PREMISES AND EQUIP  $  3,805,698.36

                      GOODWILL
181010                GOODWILL I                       $      5,139.42
181020                GOODWILL II                         4,312,500.03
188804                GOODWILL III                         (994,238.20)
                                                       ----------------
                      TOTAL GOODWILL                   $  3,323,401.25

                      OTHER INTANGIBLES
181150                FRANCHISE FEE                    $     17,500.09
                                                       ----------------
                      TOTAL OTH INTANGIBLES            $     17,500.09

                      NON-INTEREST RECEIVABLE
186000                A/R GENERAL                      $     21,077.14
186210                A/R-PRIV. INVESTORS                    (1,061.54)
186510                MBS P&I RECEIVABLE                    244,952.18
                                                       ----------------
                      TOT NON-INT RECEIVABLE           $    264,967.78

                      PREPAID EXPENSES
187060                FSLIC INSUR PREMIUM              $    354,308.12
187200                OTHER PREPD EXPENSES                   50,678.49
                                                       ----------------
                      TOTAL PREPAID EXPENSES           $    404,986.61

                      OTHER ASSETS
188030                LEASE DEPOSIT                    $     13,862.00
                                                       ----------------
                      OTHER ASSETS                           13,862.00
                                                       ----------------
                      TOTAL OTHER ASSETS                 11,395,009.33
                      TOTAL PURCHASED ASSETS           $607,798,474.17
                                                       ================



                                            SCHEDULE 1.1(K)
                                REQUISITE REGULATORY APPROVALS OF BUYER
                                ---------------------------------------


1   Federal Reserve Board             Prior notice of a bank holding company to acquire
                                      control of a savings association.
2   Texas Banking Commissioner        Prior notice to acquire control of a depository
                                      institution.
3   Office of Thrift Supervision      Prior approval for a company proposing to merge,
                                      consolidate, acquire the assets of , etc., two or
                                      more savings associations.
4   FDIC                              Application for Deposit Insurance (only if Bank is
                                      not to be acquired by an existing thrift or bank
                                      subsidiary of Buyer at Closing).
5   FHLBB                             Application for Membership (only if Bank is not
                                      to be acquired by an existing thrift or bank
                                      subsidiary of Buyer at Closing).
6   Office of Thrift Supervision      Permission to charter a savings association (only if
                                      Bank is not to be acquired by an existing thrift or
                                      ank subsidiary of Buyer at Closing).
7   Notifications required under the  Post-closing notices (to be filed within 30 days
    Hart-Scott-Rodino Act             after closing).
8   OTS                               Post-closing notices (to be filed within 30 days after
                                      closing).
9   Office of Thrift Supervision      Applications related to Oakar transaction (if Bank
                                      is to be acquired by a bank subsidiary of
                                      Norwest).
10  OCC                               Applications related to an Oakar transaction (if
                                      Bank is to be acquired by a national bank
                                      subsidiary of Norwest).
11  FDIC                              Certificate of Assumption of Liability.
12  OTS                               Post-closing notices of consummation of
                                      acquisition.
13  Federal Reserve Board             Post-closing notices of consummation of
                                      acquisition.
14  FDIC                              Application to Acquire Deposit Liabilities (if
                                      Bank is to be acquired by state bank subsidiary of
                                      Norwest).

                               SCHEDULE 1.1(L)
                INVESTMENT IN DIRECT AND INDIRECT SUBSIDIARIES


FFB  REALTY  CORP

Incorporated:  July  5,  1989,  Texas  Corporation
Shares:        100% of shares owned by FFB; shares acquired by FFB 8/24/89
Activities:    holds investment in Austin Community Development Corporation,
otherwise      inactive
Offices:       111  Congress  Avenue,  Austin,  Texas  78701

*  FFB  Investment  as  of  June  30,  1996:    $100,000.02


FRANKLIN  SECURITIES  CORPORATION

Incorporated:  April  7,  1989,  Texas  Corporation
Shares:        100% of shares owned by FFB: shares acquired by FFB 5/24/90
Activities:    mutual  fund/annuity  sales
Offices:       111  Congress  Avenue,  Austin,  Texas  78701

*  FFB  Investment  as  of  June  30,  1996:    $11,606.27


FFB  MORTGAGE  CAPITAL  CORPORATION

Incorporated:  January  30,  1991,  Texas  Corporation
Shares:        100% of shares owned by FFB; shares acquired by FFB 1/30/91
Activities:    inactive
Offices:       111  Congress  Avenue,  Austin,  Texas  78701

*  FFB  Investment  as  of  June  30,  1996:    $2,344.11


AUSTIN  COMMUNITY  DEVELOPMENT  CORPORATION

Incorporated:  April  1994,  Texas  Corporation
Shares:        13.3% of shares owned by FFB subsidiary FFB Realty Corp;
               shares acquired by FFB Realty Corp 7/94, 7/95, and  4/96
Activities:    community  and  inner-city  development
Offices:       505  Barton  Springs  Road,  Austin,  Texas

FFB  Realty  Corp  Investment  as  of  June  30,  1996:    $99,999.99


*  excludes  subsidiary  cash  balances  held  with  FFB

                               SCHEDULE 1.1(M)

                            TERMINATION AGREEMENT

The Termination Agreement was entered into effective December 31, 1995 between the Federal Deposit Insurance Corporation as Manager of the FSLIC Resolution Fund ("FDIC") on the one hand, and Club Corporation International ("CCI"), First Federal Financial Corporation ("FFFC") and Franklin Federal Bancorp, A Federal Savings Bank ("FFB") on the other hand. The Termination Agreement provided for (i) the early termination of the Assistance Agreement entered into effective September 30, 1988 by the FSLIC, CCI, FFFC and FFB, (ii) a mutual release of all claims related to the Assistance Agreement, (iii) the execution of a Tax Benefits Agreement to resolve issues relating to the sharing of the tax benefits under the Assistance Agreement, and (iv) the execution of a Warrant Agreement to replace the warrant agreement entered into by FSLIC and FFB effective September 30, 1988.

Concurrently with the execution of the Termination Agreement, FFB transferred to the FDIC certain active litigation matters covered by the Assistance
Agreement  and  all  subsidiaries  covered  by  the  Assistance  Agreement.

Pursuant  to  the  Warrant  Agreement, FFB issued warrants to the FDIC for the purchase of 20% of the common stock of FFB exercisable at any time before September 30, 2003. The Warrant Agreement also provides that the FDIC is entitled to a pro-rata share of the proceeds of any liquidation following a sale of assets of FFB.

                               SCHEDULE  4.5

                  CHANGES IN FINANCIAL ACCOUNTING STANDARDS

There have been no changes in financial accounting standards since March 31, 1996.

                              Schedule  4.14

                            REGULATORY AGREEMENTS

Supervisory Agreement between the Office of Thrift Supervision and Franklin Federal Bancorp, A Federal Savings Bank dated effective July 5, 1995; terminated April 5, 1996.

Capital Plan approved April 19, 1990 and modified on June 23, 1993; terminated September 29, 1995.

                               SCHEDULE 6.2(B)

                  BRANCH OR OPERATING SITES TO BE RELOCATED

The Bank intends to move the ATM located in the lobby of the Downtown Sheraton Hotel, 500 North IH-35, Austin, Texas to a new location to be determined.

                               SCHEDULE 6.2(I)

                  CONTRACTS AND AGREEMENT SUBJECT TO CHANGE

Subsequent to March 31, 1996, the Bank has completed or is in the process of completing the following:

1. The Bank's vacation policy has been modified effective January 1, 1997 to provide for pro rata monthly accruals of earned vacation benefits rather than an entire year's vacation being earned on January 1 of each year. The annual amount of vacation, based upon years of service and title remains unchanged from the previous policy.

2. The employment agreement between the Bank and Leonard E. Huber, which expires August 24, 1996 is being extended one year to August 24, 1997 with substantially the same terms.

3.          A  Terminating  Directors  Bonus  Plan for Franklin's five outside
directors  in  process.    The  aggregate  cost  of this plan is approximately
$150,000.

4. The Bank's 401(k) Administrative Committee will meet to determine the appropriate method of termination of the 401(k) in light of the closing of the transaction and will pass appropriate resolutions prior to the closing of the transaction.

5. The Bank's Enhanced Severance Plan will be amended prior to Closing to provide for continuation of benefits for six months following Closing and for out placement services.



SCHEDULE 6.2P

LOANS IN PROCESS

Loans with combined balances exceeding $1,000,000 pending credit approval.


                                                      Amount         Anticipated
                                       Existing       Under           Committee
Borrower            Loan Type         Commitment   Consideration         Date
- --------------      ---------------   -----------  --------------  ----------------

Clean Cut, Inc.     Line of Credit    $   500,000  $    1,000,000  08/15/96
                    Equipment Line    $   100,000  $      350,000  08/15/96

Kappa Sigma         Real Estate Loan            -  $    1,100,000  08/22/96
Education           with Additional
Foundation, Inc.    Collateral

Clean Cut, Inc.     Application in              -  $       80,000  Pending Guaranty
                    process for                                    by FFB to First
                    corporate credit                               USA
                    card



                               SCHEDULE 9.3(G)



     The amount available to satisfy Sellers' indemnification obligations under Section 9.3(a) shall decrease by $500,000 for each of its obligations under Section 9.3 on the day that is six months after the Closing Date. The amounts available to satisfy Sellers' indemnification obligations under
Section 9.3(a) shall both be reduced to zero on the first anniversary of the Closing Date. The decreases in the foregoing amounts shall be exclusive of any pending claims that have been made by Buyer or Purchaser.